UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

This Offering Circular Uses the Form S-11 Disclosure Format

MEDALIST DIVERSIFIED REIT, INC.

11 S. 12 th Street, Suite 401

Richmond, Virginia 23219

(804) 344-4435

Medalist Diversified REIT, Inc., a Maryland corporation referred to herein as our company, is offering a minimum of $7,000,000 and a maximum of $50,000,000 of shares of our company’s common stock, which we refer to as shares, at an anticipated offering price of between $9.00 and $11.00 per share. Our minimum offering amount is based upon the low-end of our price range and the maximum offering amount assumes the shares are sold at the mid-point of the range. There are no selling securityholders in this Offering.

The proposed offering will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission. This offering will terminate when all the shares offered are sold or one-year from the date of qualification. The minimum purchase requirement for any single investment is $5,000 worth of shares; however, we can waive the minimum purchase requirement in our sole discretion. Until the minimum of $7,000,000 has been reached, funds received for the purchase of shares will be deposited in an escrow account. We have engaged Moloney Securities Co., Inc., or our Dealer-Manager, a member of the Financial Industry Regulatory Authority, or FINRA, as our dealer-manager to offer our shares prospective investors on a best efforts basis, and our Dealer-Manager will have the right to engage such other FINRA member firms as it determines to assist in the offering. We expect to commence the sale of our shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this offering circular for a discussion of the risks that should be considered in connection with your investment in our shares.

Generally, if you are not an "accredited investor" as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to  www.investor.gov . See “Plan of Distribution – Investment Limitations.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

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An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

MEDALIST DIVERSIFIED REIT, INC.

Minimum Offering Amount: $7,000,000 in Shares of Common Stock (based on the low-point of our range)

Maximum Offering Amount: $50,000,000 in Shares of Common Stock (based on the mid-point of our range)

Medalist Diversified REIT, Inc., a Maryland corporation referred to herein as our company, was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We intend to invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina and Georgia. We intend to operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We intend to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or the Manager. The Manager will make all investment decisions for us.

We are offering a minimum of $7,000,000 and a maximum of $50,000,000 of our shares at an anticipated offering price of between $9.00 and $11.00 per share. Our minimum offering amount is based upon the low-end of our price range and the maximum offering amount assumes the shares are sold at the mid-point of the range. The minimum purchase requirement is $5,000 in shares; however, we can waive the minimum purchase requirement in our sole discretion. Following achievement of our minimum offering amount, the offering will be closed in incremental phases of at least $2,500,000 each and final closing will occur whenever we have reached the maximum offering amount. Until we achieve the minimum offering and thereafter until each incremental phase closes, the proceeds for that phase will be kept in an escrow account.  Upon closing of the phase, the proceeds for that phase will be disbursed to us and the shares sold in that phase will be issued to the investors.  If the phase does not close, for any reason, the proceeds for that phase will be promptly returned to investors. We have engaged Moloney Securities Co., Inc., or our Dealer-Manager, a member of the Financial Industry Regulatory Authority, or FINRA, as our dealer-manager to offer our shares prospective investors on a best efforts basis, and our Dealer-Manager will have the right to engage such other FINRA member firms as it determines to assist in the offering.

At the closing of the minimum offering amount, we intend to acquire a property from an affiliate in a combination of cash and operating partnership units. In addition, if we are successful in raising additional offering proceeds, we intend to acquire three additional properties from affiliates, as described further herein.

The sale of shares pursuant to this offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission, and is expected to continue until the earlier of (i) the date on which all of the shares offered hereby have been sold, or (ii) 365 days from the qualified date of this offering circular, unless extended by the company’s board of directors as permitted under applicable law. We may, however, terminate the offering at any time and for any reason. At this time, there is no public trading market for shares of our common stock.

	Price to Public (1)	Commissions and Expense Reimbursements (2)(3)	Proceeds to Company (2)(3)	Proceeds to Other Persons
Per Offered Unit:	$10.00	$0.90	$9.10	$0
Minimum Offering Amount:	$7,000,000	$630,000	$6,370,000	$0
Maximum Offering Amount:	$50,000,000	$4,500,000	$45,500,000	$0

(1)	Assuming we sell the shares at the mid-point of our price range.
(2)	This table depicts underwriting discounts, commissions and expense reimbursements of 9% of the gross offering proceeds. We will pay our Dealer-Manager selling commissions of 7% of the gross offering proceeds, a non-accountable expense reimbursement of 1% of the gross offering proceeds, and reimbursements of accountable expenses of up to 1% of the gross offering proceeds.
(3)	In addition to the underwriting discounts, commission and expense reimbursements included in the above table, our Dealer-Manager will have the right to acquire warrants to purchase an amount of shares equal to 10% of the shares sold in this Offering, or the Underwriter Warrants. The Underwriter Warrants will have an exercise price equal to 125% of the price at which we sell our shares in this offering. Assuming we sell the shares at the mid-point of our price range, the exercise price of the Underwriter Warrants will be $12.50. See “PLAN OF DISTRIBUTION” for further description of the underwriting and distribution agreements.

Preliminary Offering Circular Dated April 14, 2016.

Generally, if you are not an "accredited investor" as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. See “Plan of Distribution – Investment Limitations.”

An investment in the Offered Units is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 8.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

SUMMARY

This summary highlights the information contained elsewhere in this offering circular. Because it is a summary, it may not contain all the information that you should consider before investing in our shares. To fully understand this offering, you should carefully read this entire offering circular, including the more detailed information set forth under the caption “Risk Factors.” Unless the context otherwise requires or indicates, references in this offering circular to “us,” “we,” “our” or “our company” refer to Medalist Diversified REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Medalist Diversified Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. We refer to Medalist Properties, LLC, a Virginia limited liability company, as Medalist, and Medalist Fund Manager, Inc., a Virginia corporation, as our Manager.  As used in this offering circular, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Unless the context otherwise requires or indicates, the information set forth in this offering circular assumes (i) the effectiveness of (a) the Management Agreement that we expect to enter into simultaneously with the completion of this offering between us and our Manager, or the Management Agreement, and (b) the Limited Partnership Agreement of Medalist Diversified Holdings, L.P., or the Limited Partnership Agreement, and (ii) that the value of each unit of limited partnership interest in our operating partnership, or Unit, issuable to persons contributing interests in our Initial Properties(as defined below) is equivalent to the public offering price per share of our common stock in this offering.

Our Company

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, and we intend to elect to be taxed as a REIT for federal income tax purposes. Our objective is to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We intend to invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina and Georgia. We intend to operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue, in an opportunistic manner, other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We anticipate that any such equity or joint venture investments to be in controlling interests in such entities. We refer to our investments in real property and our real estate-related investments, collectively, as Investments. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or the Manager. The Manager will make all investment decisions for us. The Manager, is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

Upon raising the minimum offering amount, we intend to purchase from Medalist Fund I, LLC, an affiliate, the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property is $20,500,000 and has been based upon an independent, third party appraisal of the Franklin Square Property. We expect to pay approximately $5,125,000 in cash and assume secured debt of approximately $15,375,000 to acquire the Franklin Square Property, in addition to closing and acquisition costs (including acquisition fees payable to our Manager). The Franklin Square Property is located on 10.293 acres, built in 2006 and 2007, that is currently 90.0% occupied, and anchored by Ashley Furniture, hhgregg and Monkey Joe’s.

If we are able to raise additional funds above the minimum in the offering of shares, we intend to purchase three additional properties from affiliates, if: (i) we are able to agree on purchase price; (ii) we believe the purchase price to be attractive to us; and (iii) customary closing conditions are met. The first additional property is a hotel known as the Greensboro Airport Hampton Inn, located at 7803 National Service Road, Greensboro, North Carolina, 27409, or the Hampton Inn Property. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. We intend to purchase the Hampton Inn Property for a combination of cash and operating partnership units, or OP Units, The second additional property is Warsaw Village, a 60,100 square foot shopping center, located at 4665-4719 Richmond Road, Warsaw, Virginia, or the Warsaw Property, on 9.8 acres with a contiguous out parcel of 0.97 acres, built in 1991, that is currently 95.0% occupied, and is anchored by Food Lion and Rite Aid. We intend to purchase this for a combination of cash and OP units, which will reduce our need for cash. The third additional property is Arrowridge I, II, III and IV, a 194,553 square foot flex industrial center, located at 8041, 8107, 8227 & 8301 Arrowridge Boulevard, Charlotte, North Carolina, or the Arrowridge Property. The improvements were constructed in 1979 and 1980, are situated on four tax parcels totaling 13.5769-acres and are 90.0% occupied. We refer to the Hampton Inn Property, Arrowridge Property and Warsaw Property collectively as the “Additional Properties,” and we refer to the Additional Properties and the Franklin Square Property collectively as our “Initial Properties.”

We anticipate that the purchase price of each of our Initial Properties will be supported by an MAI appraisal of the applicable Initial Property, whether obtained by us or by a lender making an acquisition loan to us. In addition to such MAI appraisals, the Dealer-Manager intends to obtain independent fairness opinions with respect to certain value determinations referenced in this Offering Statement in respect of our acquisitions of the Initial Properties.

The Manager and Messrs. Elliott and Messier have a network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States. We believe these relationships will provide us with a competitive advantage, greater access to off-market transactions, and flexibility in our investment choices to invest in a similar format, joint venture or co-invest with best in class owners, operators, investors, developers and sponsors, leveraging their resources, skills and relationships to maximize our opportunities and investment returns.

We believe that in the long-term, there will be a consistent flow of properties in our target markets for purposes of acquisition, repositioning, renovation, rehabilitation, or leasing and managing which we expect will enable us to continue our platform into the foreseeable future. We intend to make Investments located across secondary and tertiary markets throughout the southeastern part of the United States. We do not anticipate making Investments outside of the United States.

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Our principal objectives include sourcing value-add Investments in markets in which we maintains deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is no assurance that any of these objectives will be achieved. See “Objectives and Investment Strategies.”

We may also pursue, in an opportunistic manner, other real estate-related Investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While we do not intend for these types of Investments to be a primary focus, we may make such Investments in the Manager’s sole discretion.

We primarily expect to make Investments directly, but we may also invest through indirect investments in real property, such as those that may be obtained in a joint venture which may or may not be managed or affiliated with the Manager or its affiliates, whereby we own less than a 100% of the beneficial interest in the Investment; provided, that in such event, either we or an affiliate intends to hold a controlling interest in the Investment.  While the Manager does not intend for these types of Investments to be a primary focus, we may make such Investments in the Manager’s sole discretion.

We may make Investments in properties owned by unaffiliated third parties, the Manager, or affiliates of the Manager, as determined by the Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third party MAI appraisal or fairness opinion that is dated within the last 90 days prior to the transaction.

Management

We are externally managed by Medalist Fund Manager, Inc., or the "Manager." The Manager will make all investment decisions for us. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager’s principals and their respective affiliates have a strong track record of success. We intend to leverage this experience to identify suitable Investments, primarily in Virginia, North Carolina, South Carolina and Georgia. This offering represents an opportunity for outside investors to take advantage of the principals’ expertise through a pooled investment vehicle.

The Manager will oversee our overall business and affairs, and will have broad discretion to make operating decisions on behalf of us and to make Investments. Our stockholders will not be involved in our day-to-day affairs. Summary background information regarding the management of the Manager appears in the section entitled “The Manager and Affiliates.”

Investment Strategies

The Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. The Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	Proprietary investment sourcing;

•	A rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	Appropriate exit strategy;

•	Hands-on portfolio management; and

•	Focus on opportunistic properties.

Our investment policies will provide the Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Opportunity

We intend to continue to raise money pursuant to multiple Tier II offerings under Regulation A, if available, or other securities offerings to continue to grow the assets of our Company. Once our Board of Directors is able to engage an underwriter, we intend to pursue a listing transaction on a registered national securities exchange. If we are unable to list, and there is no current market on an alternative exchange for our shares, we intend to pursue a merger, portfolio sale or liquidation within seven years of the termination of this offering.

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Our Initial Portfolio

Upon completion of this offering and closing on the identified affiliated transactions, we expect to own, through wholly owned subsidiaries of our operating partnership, a portfolio of commercial and retail properties including those identified herein located primarily in the southeastern United States. The following table presents an overview of the properties we have identified and expect to acquire initially if we are able to close on terms satisfactory to us.

Name	Type	Description
Shops at Franklin Square	Retail	134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is currently 90.0% occupied, and anchored by Ashley Furniture, hhgregg, Gold’s Gym and Monkey Joe’s
Greensboro Airport Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acre
Warsaw Village	Retail	60,100 square foot shopping center, located at 4665-4719 Richmond Road, Warsaw, Virginia, on 9.8 acres with a contiguous out parcel of 0.97 acres, built in 1991, that is currently 95.0% occupied, and is anchored by Food Lion and Rite Aid
Arrowridge I, II, III and IV	Flex Industrial	194,553 square foot flex industrial center, located at 8041, 8107, 8227 & 8301 Arrowridge Boulevard, Charlotte, North Carolina. The improvements were constructed in 1979 and 1980, are situated on four tax parcels totaling 13.5769-acres and are 81.3% occupied.

Each of the above referenced potential acquisitions is owned by an affiliated entity: Medalist Properties 8, LLC – the Hampton Inn Property; Medalist Fund I, LLC – the Franklin Square Property; Medalist Properties I, LLC – the Warsaw Property; and Medalist Fund I, LLC – the Arrowridge Property. Additionally, the Manager is the limited liability company manager of each of the four affiliated potential sellers. We have only begun determining a purchase price and acquisition terms relative to the Franklin Square Property and the Hampton Inn Property, and we have delivered a letter to the LLC investors in the Hampton Inn Property enquiring as to their interest in contributing the Hampton Inn Property to us in exchange for OP Units in lieu of cash. Based on indications to date, we anticipate that investors owning approximately 50% of the beneficial interest in the Hampton Inn Property will approve contribution. We will pay cash to the non-contributing investors for their interests in the Hampton Inn Property. Holders of OP Units issued in our acquisition of properties may have certain registration or qualification rights covering the resale of the shares of common stock into which their OP Units will be convertible, subject to conditions set forth in our operating partner’s limited partnership agreement.

We have not begun to determine a purchase price or acquisition terms relative to the Warsaw Property or Arrowridge Property. However, our Manager also controls these properties and is constantly monitoring market terms for such acquisition so that if we do raise sufficient funds to enable the acquisition of the Warsaw and Arrowridge Properties, we will be able to efficiently engage their sellers at that time.

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following :

▪	Experienced and Dedicated Management Team . The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record . The Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $131 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Medalist Fund I, LLC, has paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 and Q4 of 2013, Q1, Q2, Q3 and Q4 of 2014, Q1, Q2, Q3 and Q4 of 2015 and Q1 of 2016) out of operating cash flow. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II, LLC, our second multi-property affiliated investment fund, has just begun operations and has acquired two properties. Medalist Fund II, LLC is anticipated to pay an estimated 10.15% of its offering proceeds in sales commissions, offering expenses and fees if its maximum offering amount is raised. Each of Medalist Fund I and Medalist Fund II pay market property management fees as will our Company. Prospective investors in the company should note, however, that they will have no interest in Medalist Fund I, LLC or Medalist Fund II, LLC. See “Risk Factors.”

▪	Strategy of Opportunistic Investing . The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach . The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity . The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Summary Risk Factors

An investment in our common stock involves a number of risks. See “Risk Factors,” beginning on page 8 of this offering circular. Some of the more significant risks include those set forth below.

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•	We will only own one initial property upon raising the minimum and should not be considered diversified. We have currently identified three additional potential acquisition opportunities, but these may not materialize depending on our offering and the timing of funds.
•	Our initial property and each of the three additional potential acquisitions we have currently identified are owned by entities affiliated with us and our manager. While any acquisition of an affiliated property will be based on market terms and in accordance with our investment policies, substantial conflicts of interest exist for our manager and management team in advising each side of such transactions.
•	We were recently organized and do not have a significant operating history or financial resources. There is no assurance that we will be able to successfully achieve its investment objectives.
•	Investors will not have the opportunity to evaluate or approve any Investments prior to our financing or acquisition thereof.
•	We may not be able to invest the net proceeds of this offering on terms acceptable to investors, or at all.
•	Investors will rely solely on the Manager to manage the company and our Investments. The Manager will have broad discretion to invest our capital and make decisions regarding Investments. Investors will have limited control over changes in our policies and day-to-day operations, which increases the uncertainty and risks you face as an Investor. In addition, our board of directors may approve changes to our policies without your approval.
•	There are substantial risks associated with owning, financing, operating and leasing real estate, and value-added real estate investments may involve additional risks.
•	The amount of distributions we may make is uncertain. We may fund distributions from offering proceeds, borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations if we are unable to make distributions from our cash flows from our operations. There is no limit on the amount of offering proceeds we may use to fund distributions. Distributions paid from sources other than cash flow or funds from operations may constitute a return of capital to our stockholders. Rates of distribution may not be indicative of our operating results.
•	The offering price of our common stock was not established based upon any appraisals of assets we own or may own, and will not be adjusted based upon any such appraisals. Thus, the offering price may not accurately reflect the value of our assets at the time an Investor’s investment is made.
•	Real estate-related investments, including joint ventures, co-investments and real estate-related securities, involve substantial risks.
•	The Fund will pay substantial fees and expenses to the Manager and its affiliates. These fees will increase Investors’ risk of loss, and will reduce the amounts available for Investments.
•	Substantial actual and potential conflicts of interest exist between our Investors and our interests or the interests of our Manager, and our respective affiliates, including conflicts arising out of (a) allocation of personnel to our activities, (b) allocation of investment opportunities between us.
•	Mr. Elliott, one of the co-Presidents and owners of our Manager owns a 36% interest in Shockoe Properties, LLC, or Shockoe, a property management company we will engage relative to one or more of our Initial Properties and additional properties we may acquire. While Mr. Elliott is a passive investor in Shockoe and we expect any engagement of Shockoe to be on market terms, Mr. Elliott will have a conflict of interest relative to any such engagement.
•	An Investor could lose all or a substantial portion of its investment.
•	There is no public trading market for our common stock, and we are not obligated to effectuate a liquidity event by a certain date or at all. It will thus be difficult for an Investor to sell its shares of our common stock.
•	We may fail to qualify or maintain our qualification as a REIT for federal income tax purposes. We would then be subject to corporate level taxation and we would not be required to pay any distributions to our stockholders.

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Compensation to Our Manager

Type	Description

Asset Management Fee	We will pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors.

Property Management Fee	Shockoe Properties, LLC, an entity in which Mr. Elliott holds a 36% interest, shall receive an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments. The Property Management Fee will be paid in arrears on a monthly basis.

Acquisition Fee	Our Manager will receive an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Property or Investment made on our behalf at the closing of the acquisition of such Property or Investment, in consideration for such party’s assistance in effectuating such acquisition.

Incentive Fee

Our Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between  (1) the product of (x) 20% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering.   See "Our Management and Related Agreements" – "Our Manager" —  "Incentive Compensation" herein for further details of the Incentive Fee.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

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Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

Our Initial Property Acquisition

Upon raising the minimum offering amount, we intend to purchase the Franklin Square Property through a combination of cash and assumption of existing secured debt on the property. Our purchase of the Franklin Square Property will be subject to agreeing upon a purchase price, which will be supported by an MAI appraisal of the Franklin Square Property, customary closing conditions and raising the minimum offering amount.

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Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by the Medalist companies and its affiliates or in which one or more of the Medalist companies is a manager or participant. These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities. In particular, but without limitation:

•	Our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of real estate investments, and such conflicts may not be resolved in our favor. This could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment in us. Our Management Agreement provides that our Manager will not sponsor or manage any new real estate entity or program during the period of this offering and until all net proceeds of this offering have been invested; however, our Manager will continue to advise its pre-existing programs, Medalist Fund I, LLC and Medalist Fund II, LLC, during that period, who may have deployable capital and compete with us for investment opportunities sourced by our Manager.
•	If we acquire properties from entities owned or sponsored by affiliates of our Manager, the price may be higher than we would pay if the transaction was the result of arm’s-length negotiations with a third party.
•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions.
•	Our Manager and its affiliates, including our officers, some of whom are also our directors, face conflicts of interest caused by their ownership of our Manager and their roles with other programs, which could result in actions that are not in the long-term best interests of our stockholders.
•	If the competing demands for the time of our Manager, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. We have not adopted any specific conflicts of interest policies, and, therefore, other than in respect of the restrictions placed on our Manager in the Management Agreement, we will be reliant upon the good faith of our Manager, officers and directors in the resolution of any conflict.

Financing Policy

We anticipate that with respect to Investments either acquired with debt financing or refinanced, the debt financing amount generally would be up to approximately 80% of the acquisition price of a particular Investment, provided, however, we are not restricted in the amount of leverage we may use to finance an Investment. Particular Investments may be more highly leveraged. Further, the Manager expects that any debt financing for an Investment will be secured by that Investment or the interests in an entity that owns that Investment.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Our board of directors will determine the amount of distributions to be distributed to our stockholders on a quarterly basis. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code. As a result, our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of this offering, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, as necessary. See “Distribution Policy.”

REIT Status

We intend to elect to be treated as a REIT for federal income tax purposes. As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. Even if we qualify for treatment as a REIT, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, if we establish TRSs, such TRSs generally will be subject to federal income taxation and to various other taxes.

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Restriction on Ownership and Transfer of Our Common Stock

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors. Our charter also contains other restrictions designed to help us maintain our qualification as a REIT. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Background and Corporate Information

We were incorporated on September 28, 2015 under the laws of the State of Maryland for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. Our principal executive offices are located at 11 S. 12 th Street, Suite 401, Richmond, Virginia 23219. Our telephone number is (804) 344-4435.

Reporting Requirements under Tier 2 of Regulation A

Following this Tier 2 Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file (i) an annual report with the SEC on Form 1-K, (ii) a semi-annual report with the SEC on Form 1-SA, (iii) current reports with the SEC on Form 1-U, and (iv) a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

The Offering

Common stock offered by us:	5,000,000 shares

Common stock to be outstanding after this offering (assuming the maximum offering amount is sold):	5,000,002 shares

Dividend rights	Holders of our common stock will share proportionately in any dividends authorized by our board of directors and declared by us.

Voting rights	Each share of our common stock will entitle its holder to one vote per share.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $45,135,000, after deducting sales commissions of 7.0% of the offering proceeds payable to the dealer-manager, which it may re-allow and pay to participating broker-dealers, who sell Offered Units, and after deducting a non-accountable due diligence, marketing and expense reimbursement fee of 1.0% of the offering proceeds payable to the dealer-manager, which it may also re-allow and pay to the participating broker-dealers, and after deducting an accountable expense allowance of 1.0% of offering proceeds payable to the dealer-manager in connection with its services as underwriter of the offering, and after deducting an estimated expense reimbursement payable to us. Specified sales may be made net of selling commissions, accountable expense allowance and non-accountable expense allowance. See “Plan of Distribution.” We intend to use the net proceeds of this offering as follows:

•	approximately $5,745,000 to fund our acquisition of our initial property;
•	the balance for future acquisitions including of our Additional Properties from affiliates and for general corporate and working capital purposes, which may include the repayment of indebtedness and the funding of capital improvements at our Investments.

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Tier 2 Offering Under Regulation A

This is a Tier 2 offering under Regulation A where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we intend to apply for these qualified securities to be eligible for quotation on either the OTCQX or OTCQB. There is no guarantee that we will be quoted or that a market will develop.

Generally, if you are not an "accredited investor" as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov . See “Plan of Distribution – Investment Limitations.”

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RISK FACTORS

Prospective investors should be aware that an investment in shares of the company’s common stock involves a high, and sometimes speculative, degree of risk, and is suitable only for persons or entities who are able to evaluate the risks of the investment. An investment in our shares should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully read this offering circular prior to making a decision to purchase shares.

It is impossible to accurately predict the results to an investor from an investment in shares of the company’s common stock because of general risks associated with the ownership and operation of real estate, the risks associated with the types of properties the company intends to acquire, and certain tax risks, among other risks. These risks may be exacerbated by the additional risks associated with the specific properties that the company acquires and the ownership structure of the Investment. Such specific risks include, but are not limited to, high vacancy rates, tenants in possession but not paying rent, tenants paying rent but who have “gone dark,” properties that need substantial capital improvements and/or repositioning in their local markets, properties that are not generating income, and risks relating to joint venture and co-investor structures. In addition, prospective investors must rely solely upon the Manager to identify Investment opportunities and to negotiate any debt financing. Prospective investors who are unwilling to rely solely on the Manager should not invest in our shares.

Each prospective investor should consider carefully, among other risks, the following risks, and should consult with his own legal, tax, and financial advisors with respect thereto prior to investing in shares of the company’s common stock.

Risks Related to Our Business and Investments

Upon raising the minimum we will only own one Investment. Upon raising the minimum, our portfolio will consist only of the Franklin Square Property.  We have identified the three Additional Properties that we intend to purchase from affiliates, if the properties are available and we can agree on a price that our Manager believes is accretive. We cannot provide prospective investors with any specific information as to the identification, location, operating histories, lease terms or other relevant economic and financial data regarding any other Investments we will make with the net proceeds of this offering. Our success is totally dependent on our ability to make Investments consistent with our investment goals, and a failure to do so is likely to materially and adversely affect returns to our stockholders.

Because we will own only one Investment and have only identified three potential acquisitions from affiliates you will not have the opportunity to evaluate our Investments before we make them. Because we have not identified all of the specific assets that we will acquire with the proceeds raised in this offering, we are not able to provide you with information that you may want to evaluate before deciding to invest in our shares. Our investment policies and strategies are very broad and permit us to invest in any type of commercial real estate, including developed and undeveloped properties, entities owning these assets or other real estate assets regardless of geographic location or property type.  Our Manager and board have absolute discretion in implementing these policies and strategies, subject to the restrictions on investment objectives and policies set forth in our articles of incorporation.  Because you cannot evaluate our investments in advance of purchasing shares of our common stock, this offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

We are different in some respects from other investment vehicles sponsored by the Manager, and therefore the past performance of such investments may not be indicative of our future results, and the Manager has limited experience in acquiring and operating certain types of real estate investments that we may acquire. We are Manager’s first publicly-offered investment vehicle. We collectively refer to real estate joint ventures, funds and programs as investment vehicles. All of the previous investment vehicles of the Medalist companies were conducted through privately-held entities, which were not subject to either the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations that govern us, including reporting requirements under the federal securities laws and tax and other regulations applicable to REITs. Only two of the previous investment vehicles of the Manager and its affiliates have been multi-property programs, including one, Medalist Fund II, LLC, that is in its very early stages. Thus, the past performance of other investment vehicles sponsored by the Manager or its affiliates may not be indicative of our future results, and we may not be able to successfully operate our business and implement our investment strategy, which may be different in a number of respects from the operations previously conducted by the Manager. As a result of all of these factors, you should not rely on the past performance of other investment vehicles sponsored by the Manager and its affiliates to predict or as an indication of our future performance.

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Our future growth will depend upon our ability to acquire and lease properties in a competitive real estate business and to raise additional capital. Our future growth will depend, in large part, upon our ability to acquire and lease properties and raise additional capital. In order to grow we need to continue to acquire and finance investment properties and sell non-core properties. We face significant competition with respect to our acquisition and origination of assets from many other companies, including other REITs, insurance companies, private investment funds, hedge funds, specialty finance companies and other investors. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, there is significant competition on a national, regional and local level with respect to property management services and in commercial real estate services generally, and we are subject to competition from large national and multi-national firms as well as local or regional firms that offer similar services to ours. Some of our competitors may have greater financial and operational resources, larger customer bases, and more established relationships with their customers and suppliers than we do. The competitive pressures we face, if not effectively managed, may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Also, as a result of this competition, we may not be able to take advantage of attractive origination and investment opportunities, and therefore may not be able to identify and pursue opportunities that are consistent with our objectives. Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay our investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to declare and make distributions to our stockholders.

Our Manager may not be successful in identifying and consummating suitable investment opportunities. Our investment strategy requires us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we cannot obtain additional capital, our ability to make acquisitions and lease properties will be limited. We are subject to risks associated with debt and capital stock issuances, and such issuances may have consequences to holders of shares of our common stock. Our ability to make acquisitions and lease properties will depend, in large part, upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of shares of our common stock. Our board of directors may authorize the issuance of classes or series of preferred stock which may have rights that could dilute, or otherwise adversely affect, the interest of holders of shares our common stock.

Further, we expect to incur additional indebtedness in the future, which may include a corporate credit facility. Such indebtedness could also have other important consequences to holders of the notes and holders of our common and preferred stock, including subjecting us to covenants restricting our operating flexibility, increasing our vulnerability to general adverse economic and industry conditions, limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, requiring the use of a portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

Lack of diversification in number of investments increases our dependence on individual investments. If we acquire other property interests that are similarly large in relation to our overall size, our portfolio could become even more concentrated, increasing the risk of loss to stockholders if a default or other problem arises. Alternatively, property sales may reduce the aggregate amount of our property investment portfolio in value or number. As a result, our portfolio could become concentrated in larger assets, thereby reducing the benefits of diversification by geography, property type, tenancy or other measures.

We may never reach sufficient size to achieve diversity in our portfolio. We are presently a comparatively small net leased company with a modest number of warehouse and industrial properties, resulting in a portfolio that lacks geographic and tenant diversity. While we intend to endeavor to grow and diversify our portfolio through additional property acquisitions, we may never reach a significant size to achieve true portfolio diversity.

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We have no operating history and limited capitalization. We were organized in September 2015 for the purpose of engaging in the activities set forth in this offering circular. We have no history of operations and, accordingly, no performance history to which a potential investor may refer in determining whether to invest in us. While we will engage in this offering to raise capital, we will nonetheless have limited capitalization. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by new ventures, including our reliance on the Manager and its key personnel and affiliates and other factors. The Manager believes that the risks associated with real estate investing can be reduced by diversifying among multiple Investments. However, there is no assurance that any attempts by the Manager to diversify will reduce the potential for the company to incur losses. A significant financial reversal for the Manager or its affiliates could adversely affect the ability of the Manager to satisfy its obligation to manage the company.

The market for real estate investments is highly competitive . Identifying attractive real estate investment opportunities, particularly in the value-added real estate arena, is difficult and involves a high degree of uncertainty. Furthermore, the historical performance of a particular property or market is not a guarantee or prediction of the property’s or market’s future performance. There can be no assurance that we will be able to locate suitable acquisition opportunities, achieve its investment goal and objectives, or fully deploy for investment the net proceeds of this offering.

Because of the recent growth in demand for real estate investments, there may be increased competition among investors to invest in the same asset classes as the company. This competition may lead to an increase in the investment prices or otherwise less favorable investment terms. If this situation occurs with a particular Investment, our return on that Investment is likely to be less than the return it could have achieved if it had invested at a time of less investor competition for the Investment. For this and other reasons, the Manager is under no restrictions concerning the timing of Investments.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations. Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. Often these estimates require the use of market data values that may be difficult to assess, as well as estimates of future performance or receivables collectability that may be difficult to accurately predict. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material changes to our financial condition and results of operations.

We utilize, and intend to continue to utilize, leverage, which may limit our financial flexibility in the future. We make acquisitions and operate our business in part through the utilization of leverage pursuant to loan agreements with various financial institutions. These loan agreements contain financial covenants that restrict our operations. These financial covenants, as well as any future financial covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

We may incur losses as a result of ineffective risk management processes and strategies. We seek to monitor and control our risk exposure through a risk and control framework encompassing a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Thus, we may, in the course of our activities, incur losses due to these risks.

We are dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders. Our business is dependent on communications and information systems, some of which are provided by third parties. Any failure or interruption of our systems could cause delays or other problems, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Inflation may adversely affect our financial condition and results of operations. Although inflation has not materially impacted the results of operations of our affiliates in the recent past, increased inflation could have a more pronounced negative impact on any variable rate debt we incur in the future and on our results of operations. During times when inflation is greater than increases in rent, the contracted rent increases called for under our leases may be unable to keep pace with the rate of inflation. Likewise, while triple-net leases will generally reduce our exposure to rising property expenses resulting from inflation, substantial inflationary pressures and increased costs may have an adverse impact on our tenants, which may adversely affect the ability of our tenants to pay rent.

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Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”, the Dodd-Frank Wall Street Reform and Consumer Protection Act, new Securities and Exchange Commission regulations and stock exchange rules and state blue sky laws, regulations and filing requirements, are creating uncertainty for companies such as ours. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Risks Related to our Management and Relationships with our Manager

We are dependent on our Manager and its key personnel for our success. Currently, we are advised by our Manager and, pursuant to the Management Agreement, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is its personnel obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and has significant responsibilities for other investment vehicles currently managed by affiliates, and may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our Management Agreement with our Manager only extends until December 31, 2016, with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. If the Management Agreement is terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment. Our Manager is obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Thomas E. Messier and William R. Elliott, who are senior officers of our Manager. We do not have employment agreements with any of these key personnel and do not have key man life insurance on any of them. If either of Messrs. Messier or Elliott were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our Manager’s limited operating history makes it difficult for you to evaluate this investment. Our Manager has less than one year of operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

Termination of our Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination or incentive fees, and may cause us to be unable to execute our business plan. Termination of our Management Agreement without cause, even for poor performance, could be difficult and costly. We may generally terminate our Manager for “cause” (as defined in our Management Agreement); provided, that if we are terminating due to a “change of control” of our Manager (as defined in our Management Agreement), and a majority of our directors must determine such change of control is materially detrimental to us prior to any termination. If we terminate the Management Agreement without cause or in connection with an internalization, or if the Manager terminates the Management Agreement because of a material breach thereof by us or as a result of a change of control of our company, we must pay our Manager a termination fee payable in cash or, in connection with an internalization, acquire our Manager at an equivalent price, which may include a contribution of the Manager’s assets in exchange for units in our operating partnership, or Units, or other tax-efficient transaction. The termination fee, if any, will be equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may substantially restrict our ability to terminate the Management Agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that our Management Agreement is terminated, with or without cause, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

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Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment. We are dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager makes all decisions with respect to the management of our company. Our Manager depends upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines. Our Manager is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our board of directors will be controlled by affiliates of our Manager. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Our Manager and our senior management team have no experience managing a REIT. Our senior management team has no experience managing a REIT. We cannot assure you that the past experience of our Manager and our senior management team will be sufficient to successfully operate our company as a REIT, including the requirements to timely meet disclosure requirements of the SEC, state requirements, and requirements relative to maintaining our qualification as a REIT.

The Manager may fail to identify acceptable Investments . There can be no assurances that the Manager will be able to identify, make or acquire suitable Investments meeting our investment criteria. There is no guarantee that any Investment selected by the Manager will generate operating income or gains. While affiliates of the Manager have been successful in the past in identifying and structuring favorable real estate investments, there is no guarantee that the Manager will be able to identify and structure favorable Investments in the future.

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Risks Related to the Real Estate Industry and Investments in Real Estate

Our real estate investments are subject to risks particular to real property. Real estate investments are subject to risks particular to real property, including:

•	adverse changes in national and local economic and market conditions, including the credit and securitization markets;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	takings by condemnation or eminent domain;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect all rent from tenants on a timely basis;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; and

•	cost of compliance with the Americans with Disabilities Act.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to our stockholders. Real estate investments are not as liquid as other types of investments. In addition, the instruments that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to sell under-performing assets in our portfolio or respond to changes in economic and other conditions may be relatively limited.

Investments in real estate-related assets can be speculative . Investments in real estate-related assets can involve speculative risks and always involve substantial risks. No assurance can be given that the Manager will be able to execute the investment strategy or that stockholders in the company will realize their investment objectives. No assurance can be given that our stockholders will realize a substantial return (if any) on their investment or that they will not lose their entire investment in the company. For this reason, each prospective purchaser of shares of our common stock should carefully read this offering circular and all exhibits to this offering circular. All such persons or entities should consult with their attorney or business advisor prior to making an investment.

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Our Investments may be concentrated. We expect to diversify our Investments, and do not expect to concentrate on any single Investment. However, our investments may nonetheless result in significant concentration in a single Investment, especially in our initial stages of operation. If such an Investment experienced a material adverse event, the company and our stockholders would likely be significantly and adversely affected.

Liability relating to environmental matters may impact the value of the properties that we may acquire or underlying our investments. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property.

There may be environmental problems associated with our properties which we were unaware of at the time of acquisition. The presence of hazardous substances may adversely affect our ability to sell real estate, including the affected property, or borrow using real estate as collateral. The presence of hazardous substances, if any, on our properties may cause us to incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot ensure the stockholders that any tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Discovery of previously undetected environmentally hazardous conditions, including mold or asbestos, may lead to liability for adverse health effects and costs of remediating the problem could adversely affect our operating results. Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims related to any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our security holders.

We may invest in real-estate related Investments, including joint ventures and co-investment arrangements. We expect to primarily invest in properties as sole owner. However, we may, in the Manager's sole discretion subject to our investment guidelines, invest as a joint venture partner or co-investor in an Investment. In such event, we generally anticipate owning a controlling interest in the joint venture or co-investment vehicle. However, our joint venture partner or co-investor may have a consent or similar right with respect to certain major decisions with respect to an Investment, including a refinancing, sale or other disposition. Additionally, we may rely on our joint venture partner or co-investor to act as the property manager or developer, and, thus, our returns will be subject to the performance of our joint venture partner or co-investor. While the Manager does not intend for these types of Investments to be a primary focus of the company, the Manager may make such Investments in its sole discretion.

We expect to lease a significant portion of our real estate to middle-market businesses, which may be more susceptible to adverse market conditions. We expect that a substantial number of our properties will be leased to middle-market businesses that generally have less financial and other resources than larger businesses. Middle-market companies are more likely to be adversely affected by a downturn in their respective businesses or in the regional, national or international economy. As such, negative market conditions affecting existing or potential middle-market tenants, or the industries in which they operate, could materially adversely affect our financial condition and results of operations.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments. Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments. These market and economic challenges include, but are not limited to, the following:

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•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment could result in tenant defaults under leases, vacancies at our office, industrial, retail or multifamily properties, and concessions or reduced rental rates under new leases due to reduced demand;

•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our target markets; and

•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

We may be adversely affected by unfavorable economic changes in the specific geographic areas where our Investments are concentrated. Adverse conditions (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) in the areas where our Investments are located and/or concentrated, and local real estate conditions (such as oversupply of, or reduced demand for, office, industrial, retail or multifamily properties) may have an adverse effect on the value of our Investments. A material decline in the demand or the ability of tenants to pay rent for office, industrial or retail space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

We may not be able to re-lease or renew leases at the Investments held by us on terms favorable to us or at all. We are subject to risks that upon expiration or earlier termination of the leases for space located at our Investments the space may not be re-leased or, if re-leased, the terms of the renewal or re-leasing (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by an Investment. If we are unable to re-lease or renew leases for all or substantially all of the spaces at these Investments, if the rental rates upon such renewal or re-leasing are significantly lower than expected, if our reserves for these purposes prove inadequate, or if we are required to make significant renovations or concessions to tenants as part of the renewal or re-leasing process, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders.

The bankruptcy, insolvency or diminished creditworthiness of our tenants under their leases or delays by our tenants in making rental payments could seriously harm our operating results and financial condition. We lease our properties to tenants, and we receive rents from our tenants during the terms of their respective leases. A tenant’s ability to pay rent is often initially determined by the creditworthiness of the tenant. However, if a tenant’s credit deteriorates, the tenant may default on its obligations under its lease and the tenant may also become bankrupt. The bankruptcy or insolvency of our tenants or other failure to pay is likely to adversely affect the income produced by our real estate investments. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a tenant files for bankruptcy, we may not be able to evict the tenant solely because of such bankruptcy or failure to pay. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In addition, certain amounts paid to us within 90 days prior to the tenant’s bankruptcy filing could be required to be returned to the tenant’s bankruptcy estate. In any event, it is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under its lease. In other circumstances, where a tenant’s financial condition has become impaired, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is likely less than the agreed rental amount. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

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Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our leased property portfolio. Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by the property. If this were to occur, it could adversely affect our results of operations.

Net leases may require us to pay property-related expenses that are not the obligations of our tenants. Under the terms of net leases, in addition to satisfying their rent obligations, tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, pursuant to leases we may assume or enter into in the future, we may be required to pay certain expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance and other costs and expenses for which insurance proceeds or other means of recovery are not available. If one or more of our properties incur significant expenses under the terms of the leases, such property, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to our stockholders may be reduced.

Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to our stockholders. A significant portion of our rental income is expected to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

We could be adversely affected by various facts and events related to our Investments over which we have limited or no control. We could be adversely affected by various facts and events over which we have limited or no control, such as (i) oversupply of space and changes in market rental rates; (ii) economic or physical decline of the areas where the Investments are located; and (iii) deterioration of the physical condition of our Investments. Negative market conditions or adverse events affecting our existing or potential tenants, or the industries in which they operate, could have an adverse impact on our ability to attract new tenants, re-lease space, collect rent or renew leases, any of which could adversely affect our financial condition.

We may be required to reimburse tenants for overpayments of estimated operating expenses. Under certain of our leases, tenants pay us as additional rent their proportionate share of the costs we incur to manage, operate and maintain the buildings and properties where they rent space. These leases often limit the types and amounts of expenses we can pass through to our tenants and allow the tenants to audit and contest our determination of the operating expenses they are required to pay. Given the complexity of certain additional rent calculations, tenant audit rights under large portfolio leases can remain unresolved for several years. If as a result of a tenant audit it is determined that we have collected more additional rent than we are permitted to collect under a lease, we must refund the excess amount back to the tenant and, sometimes, also reimburse the tenant for its audit costs. Such unexpected reimbursement payments could materially adversely affect our financial condition and results of operations.

An uninsured loss or a loss that exceeds the policies on our Investments could subject us to lost capital or revenue on those properties. Under the terms and conditions of the leases expected to be in force on our Investments, tenants are generally expected to be required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the Investments, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally expected to be required, at the tenants’ expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. Insurance policies for property damage are generally expected to be in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally expected to be obtained by the tenant providing general liability coverage in varying amounts depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies may include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas. To the extent that losses are uninsured or underinsured, we could be subject to lost capital and revenue on those Investments.

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Acquired Investments may not meet projected occupancy . If the tenants in an Investment do not renew or extend their leases or if tenants terminate their leases, the operating results of the Investment could be substantially and adversely affected by the loss of revenue and possible increase in operating expenses not reimbursed by the tenants. There can be no assurance that the Investments will be substantially occupied at projected rents. We will anticipate a minimum occupancy rate for each Investment, but there can be no assurance that the Investments will maintain the minimum occupancy rate or meet our anticipated lease-up schedule. In addition, lease-up of the unoccupied space may be achievable only at rental rates less than those we anticipate.

Distributions may represent a return of capital . A portion of the distributed cash may constitute a return of each stockholder’s capital investment in the company. Any such distributions would constitute a return of capital. Accordingly, such distributed cash will not constitute profit or earnings but merely a return of capital.

We could be exposed to environmental liabilities with respect to Investments to which we take title. In the course of our business, and taking title to properties, we could be subject to environmental liabilities with respect to such properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties may contain toxic and hazardous materials . Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found within an Investment that are in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the Investment and may apply to hazardous materials present within the Investment before we acquired such Investment. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of that property may be substantially affected. It is possible that we will acquire an Investment with known or unknown environmental problems which may adversely affect us.

Properties may contain mold .. Mold contamination has been linked to a number of health problems, resulting in recent litigation by tenants seeking various remedies, including damages and ability to terminate their leases. Originally occurring in residential property, mold claims have recently begun to appear in commercial properties as well. Several insurance companies have reported a substantial increase in mold-related claims, causing a growing concern that real estate owners might be subject to increasing lawsuits regarding mold contamination. No assurance can be given that a mold condition will not exist at one or more of our Investments, with the risk of substantial damages, legal fees and possibly loss of tenants. It is unclear whether such mold claims would be covered by the customary insurance policies to be obtained for us.

Significant restrictions on transfer and encumbrance of Investments are expected . The terms of any debt financing for an Investment are expected to prohibit the transfer or further encumbrance of that Investment or any interest in that Investment except with the lender’s prior consent, which consent each lender is expected to be able to withhold. The relative illiquidity of the Investments may prevent or substantially impair our ability to dispose of an Investment at times when it may be otherwise advantageous for us to do so. If we were forced to immediately liquidate some or all of our Investments, the proceeds are likely to result in a significant loss, if such a liquidation is possible at all.

We will likely receive limited representations and warranties from sellers . Investments will likely be acquired with limited representations and warranties from the seller regarding the condition of the Investment, the status of leases, the presence of hazardous substances, the status of governmental approvals and entitlements and other significant matters affecting the use, ownership and enjoyment of the Investment. As a result, if defects in an Investment or other matters adversely affecting an Investment are discovered, we may not be able to pursue a claim for damages against the seller of the Investment. The extent of damages that we may incur as a result of such matters cannot be predicted, but potentially could result in a significant adverse affect on the value of the Investments.

We may experience delays in the sale of an Investment . If a trading market does not develop for our shares and we are not able to list on a registered national securities exchange, we anticipate pursuing a merger, portfolio sale or liquidate our Investments within seven years of the termination of this offering. However, it may not be possible to sell any or all of our Investments at a favorable price, or at all, in such a time frame. If we are unable to sell our Investments in the time frames or for the prices anticipated, our ability to make distributions to you may be materially delayed or reduced, you may not be able to get a return of capital as expected or you may not have any liquidity.

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We may be subject to the risk of liability and casualty loss as the owner of an Investment . It is expected that the Manager will maintain or cause to be maintained insurance against certain liabilities and other losses for an Investment, but the insurance obtained will not cover all amounts or types of loss. There is no assurance that any liability that may occur will be insured or that, if insured, the insurance proceeds will be sufficient to cover the loss. There are certain categories of loss that may be or may become uninsurable or not economically insurable, such as earthquakes, floods and hazardous waste.

Further, if losses arise from hazardous substance contamination that cannot be recovered from a responsible party, the financial viability of the affected Investment may be substantially impaired. It is expected that lenders will require a Phase I environmental site assessment to determine the existence of hazardous materials and other environmental problems prior to making a Loan secured by an Investment. However, a Phase I environmental site assessment generally does not involve invasive testing, but instead is limited to a physical walk through or inspection of an Investment and a review of governmental records. It is possible that we will acquire an Investment with known or unknown environmental problems that may adversely affect our Investments.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for stockholders. We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. Our initial and continued qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. Our ability to satisfy some of the asset tests depends upon the fair market values of our assets, some of which are not able to be precisely determined and for which we will not obtain independent appraisals. If we were to fail to qualify as a REIT in any taxable year, and certain statutory relief provisions were not available, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. Even if we qualify as a REIT, we may be subject to the corporate alternative minimum tax on our items of tax preference if our alternative minimum taxable income exceeds our taxable income.

REIT distribution requirements could adversely affect our liquidity. In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments by raising equity capital and through borrowings from financial institutions and the debt capital markets. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

The stock ownership limit imposed by the Internal Revenue Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities. In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by the board of directors, no person may own more than 9.8% of the aggregate value of the outstanding shares of our stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. The board of directors may not grant such an exemption to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, would result in the termination of our status as a REIT. These ownership limits could delay or prevent a transaction or a change in our control that might be in the best interest of our stockholders.

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Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends. The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties. A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

We may be unable to generate sufficient revenue from operations, operating cash flow or portfolio income to pay our operating expenses, and our operating expenses could rise, diminishing our ability and to pay distributions to our stockholders. As a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, each year to our stockholders. To qualify for the tax benefits accorded to REITs, we have and intend to continue to make distributions to our stockholders in amounts such that we distribute all or substantially all our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, the size of our investment portfolio, operating expense levels, and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions to our stockholders. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our board of directors may deem relevant from time to time.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax. A REIT may own up to 100% of the stock of one or more TRSs. A TRS generally may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRSs that we own will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us. We will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with any TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

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We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock. At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences. We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Risks Related to Conflicts of Interest

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Our executive officers, including a majority of our directors, are executives of our Manager. Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Medalist and its affiliates.

We may have conflicts of interest with our Manager and other affiliates, which could result in investment decisions that are not in the best interests of our stockholders. There are numerous conflicts of interest between our interests and the interests of our Manager, the Medalist companies and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with our Manager, purchase or sale of properties, including from or to Medalist or its affiliates and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	Competition for the time and services of personnel that work for us and our affiliates;

•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our stock;

•	The possibility that if we acquire properties from Medalist or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;

•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Medalist, some of whose officers are also our officers and two of whom are directors of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	Our Manager has considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions;

•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions; and

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•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you.

Any of these and other conflicts of interest between us and our Manager could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our stock.

Our executive officers have interests that may conflict with the interests of stockholders. Our executive officers are also affiliated with or are executive and/or senior officers of our Manager, Medalist and their affiliates. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire apartment properties in the future from Medalist or its affiliates, or in the allocation of investment opportunities to us by Medalist or its affiliates.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments. We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds if necessary to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders. Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

High debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make. To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

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Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you. When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our Manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions. Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties. In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other Investments under our mortgage loans. In financing our acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the Investment securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the Investment securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of an Investment, we may allow the buyer to purchase the Investment subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected. In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders. We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We may enter into derivative or hedging contracts that could expose us to contingent liabilities and certain risks and costs in the future. Part of our investment strategy may involve entering into derivative or hedging contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition and results of operations.

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Further, the cost of using derivative or hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our derivative or hedging activity and thus increase our related costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, in many cases, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be assured that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Complying with REIT requirements may limit our ability to hedge risk effectively. The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Interest rates might increase. Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rates available for future real estate loans and refinances will be higher than the current interest rates for such loans, which may have a material and adverse impact on the company and our Investments. If there is an increase in interest rates, any debt servicing on Investments could be significantly higher than currently anticipated, which would reduce the amount of cash available for distribution to the stockholders. Also, rising interest rates may affect the ability of the Manager to refinance an Investment. Investments may be less desirable to prospective purchasers in a rising interest rate environment and their values may be adversely impacted by the reduction in cash flow due to increased interest payments.

We may use floating rate, interest-only or short-term loans to acquire Investments . The Manager has the right, in its sole discretion, to negotiate any debt financing, including obtaining (i) interest-only, (ii) floating rate and/or (iii) short-term loans to acquire Investments. If the Manager obtains floating rate loans, the interest rate would not be fixed but would float with an established index (probably at higher interest rates in the future). No principal would be repaid on interest-only loans. Finally, we would be required to refinance short term loans at the end of a relatively short period. The credit markets have recently been in flux and are experiencing a malaise. No assurance can be given that the Manager would be able to refinance with fixed-rate permanent loans in the future, on favorable terms or at all, to refinance the short-term loans. In addition, no assurance can be given that the terms of such future loans to refinance the short-term loans would be favorable to the company.

We may use leverage to make Investments . The Manager, in its sole discretion, may leverage the Investments. As a result of the use of leverage, a decrease in revenues of a leveraged Investment may materially and adversely affect that Investment’s cash flow and, in turn, our ability to make distributions. No assurance can be given that future cash flow of a particular Investment will be sufficient to make the debt service payments on any borrowed funds for that Investment and also cover operating expenses. If the Investment’s revenues are insufficient to pay debt service and operating expenses, we would be required to use net income from other Investments, working capital or reserves, or seek additional funds. There can be no assurance that additional funds will be available, if needed, or, if such funds are available, that they will be available on terms acceptable to us.

Leveraging an Investment allows a lender to foreclose on that Investment . Lenders to an Investment, even non-recourse lenders, are expected in all instances to retain the right to foreclose on that Investment if there is a default in the loan terms. If this were to occur, we would likely lose our entire investment in that Investment.

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Lenders may have approval rights with respect to an encumbered Investment . A lender to an Investment will likely have numerous other rights, which may include the right to approve any change in the property manager for a particular Investment.

Availability of financing and market conditions will affect the success of the company . Market fluctuations in real estate financing may affect the availability and cost of funds needed in the future for Investments. In addition, credit availability has been restricted in the past and may become restricted again in the future. Restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect the Investments and our ability to execute its investment goals.

We do not have guaranteed cash flow . There can be no assurance that cash flow or profits will be generated by the Investments. If the Investments do not generate the anticipated amount of cash flow, we may not be able to pay the anticipated distributions to the stockholders without making such distributions from the net proceeds of this offering or from reserves.

Risks Related to Our Organization and Structure

A limit on the percentage of our securities a person may own may discourage a takeover or business combination, which could prevent our stockholders from realizing a premium price for their stock. Our charter restricts direct or indirect ownership by one person or entity to no more than 9.8% in value of the outstanding shares of our capital stock or 9.8% in number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders. Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could also authorize the issuance of up to 250,000,000 shares of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business. Neither we, nor our operating partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our operating partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after an offering ends. If we are unable to invest a significant portion of the proceeds of an offering in properties within one year of the termination of such offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will be held through wholly owned or majority owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we invest primarily in real property, through our wholly or majority owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority owned subsidiaries, we and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

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In the event that the value of investment securities held by the subsidiaries of our operating partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 70% to 90% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the real estate business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority owned subsidiaries of our operating partnership.

To ensure that neither we, nor our operating partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business. Finally, if we were to become an investment company then we would not be permitted to rely upon Regulation A for future offerings of our securities, which may adversely impact our ability to raise additional capital.

We may change our investment and operational policies without stockholder consent. We may change our investment and operational policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this filing. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our ability to make distributions.

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We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive. We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Risks Related to Ownership of Our Common Stock

Future sales of shares of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock. Sales of a substantial number of shares of common stock or other equity-related securities in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

The price of our common stock may fluctuate significantly. If a trading market develops, our trading price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, funds from operations, or FFO, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt it incurs in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

The availability and timing of cash distributions is uncertain. We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which we intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. Our board of directors will determine the amount and timing of any distributions. In making such determinations, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditures, general operational requirements and applicable law. We intend over time to make regular quarterly distributions to holders of shares of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash in excess of our REIT taxable income for working capital. We cannot predict the amount of distributions we may make, maintain or increase over time.

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There are many factors that can affect the availability and timing of cash distributions to stockholders. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including without limitation, the amount of income we will earn from investments in target assets, the amount of its operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations.

While we intend to fund the payment of quarterly distributions to holders of shares of our common stock entirely from distributable cash flows, we may fund quarterly distributions to its stockholders from a combination of available net cash flows, equity capital and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to stockholders entirely from distributable cash flows, the value of our common stock may be negatively impacted.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make distributions to its stockholders. One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and its ability to service our indebtedness and make distributions to our stockholders.

Risks Related to the Offering and Lack of Liquidity

Shares of our common stock will have limited transferability and liquidity. While we intend to pursue listing on an alternative exchange and once our size permits a listing on a registered national exchange, a market may not develop for our shares. Initially stockholders cannot expect to be able to liquidate their investment in case of an emergency. Further, the sale of the shares may have adverse federal income tax consequences.

The price of the shares is arbitrary .. The purchase price of the shares of our common stock has been determined primarily by our capital needs and bears no relationship to any established criteria of value such as book value or earnings per shares, or any combination thereof. Further, the price of the shares is not based on our past earnings.

Material Federal Income Tax Risks

Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We have elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2015. We believe that we have operated in a manner qualifying us as a REIT commencing with our taxable year ended December 31, 2015 and intend to continue to so operate. However, we cannot assure you that we will remain qualified as a REIT. In connection with this offering, we have received an opinion from our tax counsel, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable year ended December 31, 2015, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2016 and in the future. Investors should be aware that tax counsel’s opinion is based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, tax counsel’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

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•	we would not be able to deduct dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we remain qualified as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS in which we own an interest will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to remain qualified as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property.

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Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our ownership of any TRSs will be subject to limitations and our transactions with any TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such thresholds does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

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Dividends payable by REITs generally do not qualify for the reduced tax rates available for certain dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Distributions to tax-exempt investors may be classified as unrelated business taxable income and tax-exempt investors would be required to pay tax on the unrelated business taxable income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);

•	part of the income and gain recognized by a tax exempt investor with respect to our stock would constitute unrelated business taxable income if such investor incurs debt in order to acquire our common stock; and

•	part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

Benefit Plan Risks Under ERISA or the Code

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, including pension or profit sharing plans and entities that hold assets of such plans, which we refer to as ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts. (Collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans” or “Benefit Plan Investors”). If you are investing the assets of any Benefit Plan, you should consider whether:

•	your investment will be consistent with your fiduciary obligations under ERISA and the Code;

•	your investment will be made in accordance with the documents and instruments governing the Benefit Plan, including the Plan’s investment policy;

•	your investment will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	your investment will impair the liquidity of the Benefit Plan;

•	your investment will produce “unrelated business taxable income” for the Benefit Plan;

•	you will be able to satisfy plan liquidity requirements as there may be only a limited market to sell or otherwise dispose of our stock; and

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•	your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. Benefit Plan Investors should consult with counsel before making an investment in shares of our common stock.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. The fiduciaries of such plans should satisfy themselves that the investment satisfies applicable law.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “continue,” “could,” “project,” “predict,” or the negative of such terms and other comparable terminology or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors discussed under the heading “Risk Factors” and otherwise referenced in this offering circular, as well as the following:

•	national, international, regional and local economic conditions;

•	capital expenditures;

•	the availability of capital;

•	interest rates;

•	financing risks;

•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);

•	our ability to maintain our qualification as a REIT; and

•	related industry developments, including trends affecting our business, financial condition and results of operations.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any forward-looking statements included in this offering circular, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

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USE OF PROCEEDS

We estimate that the net proceeds from the offering of the shares pursuant to this offering circular, after deducting selling commissions and fees and offering costs and expenses payable by us, will be approximately $6,005,000 if we raise the minimum offering amount and $45,135,000 if we raise the maximum offering amount (as determined using the mid-point of our range), following the payment of selling commissions, Dealer-Manager fees and other offering costs. Set forth below is a table showing the estimated sources and uses of the proceeds from this offering, for both the minimum and maximum offering amounts.

	Minimum Dollar Amount	Offering Amount %	Maximum Offering Amount	Offering Amount %

Gross Proceeds	$7,000,000	100.00%	$50,000,000	100.00%

Estimated Offering Expenses [1]	$365,000	5.21%	$365,000	1.22%

Selling Commissions & Fees [2]	$560,000	8.00%	$4,000,000	8.0%

Accountable Expense Allowance [3]	$70,000	1.0%	$500,000	1.0%

Net Proceeds	$6,005,000	85.79%	$45,135,000	90.27%

Acquisition of Assets [4]	$5,745,000	82.07%	$43,510,000	87.02%

Working Capital [5]	$260,000	3.71%	$1,625,000	3.25%

Total Use of Proceeds	$7,000,000	100.00%	$50,000,000	100.00%

1 Estimated offering expenses include legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this offering, and transfer agent and escrow fees.

2 Our Dealer-Manager will receive selling commissions of seven percent (7%) of the gross offering proceeds and a non-accountable expense allowance of one percent (1%) of the gross offering proceeds, each of which it may re-allow and pay to participating broker-dealers.

3 Our Dealer Manager will receive an accountable expense allowance for due diligence, marketing and expense reimbursement of 1% of the gross proceeds.

4 If the minimum offering amount is raised, we intend to use approximately 82.07% of the gross proceeds of this offering ($5,745,000) to acquire the Franklin Square Property. If the maximum offering amount is raised, we intend to use approximately 87.02% of the gross proceeds of this offering to acquire the four identified assets from affiliates, if available, and pursue the acquisition of additional properties and Investments. Amounts payable for acquisition and closing costs, including the 2% acquisition fee payable to our Manager, are included herein.

5 If the minimum offering amount is raised, we intend to use approximately 3.71% of the gross offering proceeds to manage our business and provide working capital for operations including new contracts and acquisitions and for increased marketing and transition expenses for organic growth. If the maximum offering amount is raised, we intend to use approximately 3.25% of the gross offering proceeds to manage our business and provide working capital for operations including costs related to new contracts and acquisitions and for increased marketing and transition expenses for organic growth. These amounts may be used to pay salaries and other compensation to members of our board of managers and our officers or new employees we need to hire, such as analysts or asset managers.

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DISTRIBUTION POLICY

We intend to continue to qualify as a REIT for federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains.

To satisfy the requirements for qualification as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. Our board of directors has not yet determined the rate for our future dividends, and all future distributions will be determined at the sole discretion of our board of directors on a quarterly basis. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In addition, while we have no intention to do so, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

For income tax purposes, dividends to stockholders will be characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We were incorporated as a Maryland corporation on September 28, 2015. Our company’s objective is to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We intend to invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina and Georgia.

As of the date of this offering circular, we have not yet commenced active operations. Offering proceeds will be applied to the acquisition of Investments and the payment or reimbursement of selling commissions and other fees and expenses. We will experience a relative increase in liquidity as we receive net offering proceeds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition, development and operation of our assets.

As of the date of this offering circular, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition, development or operation of assets, we will keep the net proceeds of this offering in short-term, liquid investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available or, if available, that the terms will be acceptable to us.

We intend to make an election to be taxed as a REIT under Section 856(c) of the Internal Revenue Code. In order to qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our taxable income (excluding net capital gains and income from operations or sales through a TRS). If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify as a REIT for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and results of operations.

Results of Operations

As of the date of this offering circular, we have not yet commenced business operations, as we are currently in our organizational and development stage. We do not intend to begin our operations until we have sold at least the minimum offering amount of $7,000,000 in shares of our common stock. As we currently do not own any Investments, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the commercial real estate industry and real estate generally, that may be reasonably anticipated to have a material impact on either our capital resources, or the revenues or incomes to be derived from the operation of our assets.

Operating Results

We intend to operate on a fiscal year basis from January 1 to December 31. We have not yet had any operations.

Liquidity and Capital Resources

As of December 31, 2015, we had cash on hand of $126.00. We also expect that the proceeds from this offering will significantly improve our financial performance through changes in our capital structure, enabling us to further implement our acquisition strategy, and increase cash flows. We have identified no additional material internal or external sources of liquidity as of the date of this offering circular.

We anticipate that raising our minimum offering proceeds will sufficiently capitalize us to acquire and operate the Franklin Square Property, and that we will not require any additional funds in order to operate the Franklin Square Property over the six months following our initial closing. We anticipate that if we are able to raise additional funds in this offering we will acquire the Additional Properties and additional Investments. We anticipate that acquisition costs for Investments will be our primary cash expenditure over the next twelve months; however, our level of cash expenditures will be entirely dependent on factors that we cannot predict at this time, among others: (i) the aggregate proceeds raised in this offering; (ii) the sourcing and negotiation of acquisitions of the Additional Properties and other additional Investments; (iii) interest rate fluctuation; and (iv) ability of our Manager to source whole or partial contributions of Investments for OP Unit, thereby reducing our cash needs. In addition we expect to make expenditures on renovations and repositioning of our Investments. At this time we have identified solely the $1 million renovation necessary at the Hampton Inn Property. We cannot predict with any certainty the timing of any expenditures beyond our initial investment in the Franklin Square Property

Off-Balance Sheet Arrangements

As of the date of this Offering Circular, we did not have any off-balance sheet arrangements that have had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

Recent Accounting Pronouncements Not Yet Adopted

There has been no issued accounting guidance not yet adopted by us that we believe is material or potentially material to our consolidated financial statements.

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OUR INDUSTRY AND MARKET OPPORTUNITY

Sector Outlook

Multifamily Outlook *

Widely recognized by commercial real estate investors as the best-performing sector over the past two years, apartments are the first property type to have transitioned from recovery into the growth phase of the cycle. Apartments benefited from an early surge in demand as homeowners experienced distress with their mortgages and the homeownership rate declined to levels last experienced in the 1990’s.

The apartment construction boom generally has added more supply in the largest cities, while secondary cities saw less supply growth in 2014. This should allow for possible continued strong rent growth during the near term in smaller and midsize cities. Developers are currently focused on building in prime urban/infill locations located in the gateway cities, a historic shift from previous cycles when Sunbelt cities and the outer suburbs received the majority of activity. According to Jones, Lang, Lasalle Commercial Real Estate, liquidity in the multifamily market remains strong, bringing third quarter 2014 sales to a 10.4% increase over comparable deal flow last year.

Industrial Outlook **

The U.S. Industrial Index continues to see growth triggered by strong fundamentals in most markets and asset qualities. Average quarterly growth for this property type is a healthy 3.4% over the last 12-month period ending in September of 2014. The overall market index outperformed the Prime Industrial Metros by 5.5% over the same period, indicating that a broad recovery is underway.

Key economic drivers should support favorable industrial space demand in the future. Retail spending and international trade have normalized and should grow more strongly, fueling warehouse demand. Continued uplift for U.S. manufacturers and high tech firms should aid near-term recovery for multi-tenant industrial properties.

Industrial demand fundamentals are poised to benefit from further economic expansion. It is estimated that the industrial property market recovery could be sustained and accelerate in 2015.

Market rents are currently 20 to 30% below previous levels, so as vacancy tightens, there is potential for strong rent gains in coming years. If the next expansion cycle is sustained, well-located Class B small-bay product will benefit strongly, as well.

Retail Outlook ***

Grocery anchored retail was one of the few investment products to weather the recession and has since become one of the most attractive commercial real estate property types for investors in the U.S. and abroad. The grocery industry has consolidated in recent decades, with one to two national or regional chains generally dominating each metro area. At the same time, the remaining traditional grocers are facing new types of competition at both the high and especially low end of the spectrum: gourmet and organic retailers appeal to higher-income consumers, while discount supermarkets (e.g., Bi-Lo, Save-A-Lot, Grocery Outlet) and discount retailers with more grocery offerings (e.g., Wal-Mart, Target) cater to less affluent households. Meanwhile, consumers appear to appreciate the convenience and savings offered by smaller specialty groceries such as Fresh and Easy or Trader Joe’s.

While most investors have focused their investment efforts on top tier markets, there is a significant amount of opportunistic value to be realized in secondary and tertiary markets, specifically among retail centers containing discount groceries such as Food Lion. These centers have relatively low rents, and there has been little to no construction in the retail market since 2008, allowing existing centers to recover occupancy levels faster and retain existing tenants. As one of the few investment products to weather the recession, grocery-anchored retail centers present the potential for significant growth and a value-add opportunity. According to Co-Star Commercial, the U.S. Retail Index rose 15% over the 12-month period ending in September 2014.

*Sources – REIS and Jones Lang Lasalle Commercial Real Estate

**Sources – REIS and Co-Star Commercial

***Sources – REIS, Co-Star Commercial and Cushman/Wakefield

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OUR BUSINESS

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, and we have elected to be taxed as a REIT for federal income tax purposes. Our objective is to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We intend to invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina and Georgia. We intend to operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue, in an opportunistic manner, other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We refer to our investments in real property and our real estate-related investments, collectively, as Investments. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or the Manager. The Manager will make all investment decisions for us. The Manager, is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

Upon raising the minimum offering amount, we intend to purchase from Medalist Fund I, LLC, an affiliate, the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property is $20,500,000 and has been based upon an independent, third party appraisal of the Franklin Square Property. We expect to pay approximately $5,125,000 in cash and assume secured debt of approximately $15,375,000 to acquire the Franklin Square Property, in addition to closing and acquisition costs (including acquisition fees payable to our Manager). The Franklin Square Property is located on 10.293 acres, built in 2006 and 2007, that is currently 90.0% occupied, and anchored by Ashley Furniture, hhgregg and Monkey Joe’s.

If we are able to raise additional funds in the offering of shares, we intend to purchase three additional properties from affiliates, if we are able to agree on purchase price, we believe the purchase price to be attractive to us and customary closing conditions are met. The first additional property is a hotel known as the Greensboro Airport Hampton Inn, located at 7803 National Service Road, Greensboro, North Carolina, 27409, or the Hampton Inn Property. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. We intend to purchase the Hampton Inn Property for a combination of cash and operating partnership units, or OP Units, The second additional property is Warsaw Village, a 60,100 square foot shopping center, located at 4665-4719 Richmond Road, Warsaw, Virginia, or the Warsaw Property, on 9.8 acres with a contiguous out parcel of 0.97 acres, built in 1991, that is currently 95.0% occupied, and is anchored by Food Lion and Rite Aid. We intend to purchase this for a combination of cash and OP units, which will reduce our need for cash. The third additional property is Arrowridge I, II, III and IV, a 194,553 square foot flex industrial center, located at 8041, 8107, 8227 & 8301 Arrowridge Boulevard, Charlotte, North Carolina, or the Arrowridge Property. The improvements were constructed in 1979 and 1980, are situated on four tax parcels totaling 13.5769-acres and are 90.0% occupied. We refer to the Hampton Inn Property, Arrowridge Property and Warsaw Property collectively as the “Additional Properties.” Of our four initial investments, we intend to undertake immediate renovations on only the Hampton Inn Property. We anticipate investing approximately $1 million into the Hampton Inn Property shortly following acquisition in order to renovate and modernize the hotel’s guest rooms and hallways.

The Manager and Messrs. Elliott and Messier have a network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States. We believe these relationships will provide us with a competitive advantage, greater access to off-market transactions, and flexibility in our investment choices to invest in a similar format, joint venture or co-invest with best in class owners, operators, investors, developers and sponsors, leveraging their resources, skills and relationships to maximize our opportunities and investment returns.

We believe that in the long-term, there will be a consistent flow of properties in our target markets for purposes of acquisition, repositioning, renovation, rehabilitation, or leasing and managing which we expect will enable us to continue our platform into the foreseeable future. We intend to make Investments located across secondary and tertiary markets throughout the southeastern part of the United States. We do not anticipate making Investments outside of the United States.

Our principal objectives include sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is no assurance that any of these objectives will be achieved. See “Objectives and Investment Strategies.”

We primarily expect to make Investments directly, but we may also invest through indirect investments in real property, such as those that may be obtained in a joint venture which may or may not be managed or affiliated with the Manager or its affiliates, whereby we own less than a 100% of the beneficial interest in the Investment; provided, that in such event, either we intend to hold a controlling interest in the Investment.  While the Manager does not intend for these types of Investments to be a primary focus, we may make such Investments in the Manager’s sole discretion.

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We may make Investments in properties owned by unaffiliated third parties, the Manager, or affiliates of the Manager, as determined by the Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third party MAI appraisal or fairness opinion that is dated within the last 90 days prior to the transaction.

Investment Strategies

The Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. The Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	Proprietary investment sourcing;

•	A rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	Appropriate exit strategy;

•	Hands-on portfolio management; and

•	Focus on opportunistic properties.

Our investment policies will provide the Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Opportunity

We intend to continue to raise money pursuant to multiple Tier II offerings under Regulation A, if available, or other securities offerings to continue to grow the assets of our Company. We intend to pursue a listing transaction on a registered national securities exchange. We make no assurances that such a listing can or will be made. If we are unable to list, and there is no current market on an alternative exchange for our shares, we intend to pursue a merger, portfolio sale or liquidation within seven years of the termination of this offering.

Our Initial Portfolio

Upon completion of this offering and closing on the identified affiliated transactions, we expect to own, through wholly owned subsidiaries of our operating partnership, an interest in a portfolio of commercial and retail properties including those identified herein located primarily in the southeastern United States. The following table presents an overview of the properties we have identified and expect to acquire initially if we are able to close on terms satisfactory to us.

Name	Type	Description
Shops at Franklin Square	Retail	134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is currently 90.0% occupied, and anchored by Ashley Furniture, hhgregg, Gold’s Gym and Monkey Joe’s
Greensboro Airport Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acre
Warsaw Village	Retail	60,100 square foot shopping center, located at 4665-4719 Richmond Road, Warsaw, Virginia, on 9.8 acres with a contiguous out parcel of 0.97 acres, built in 1991, that is currently 95.0% occupied, and is anchored by Food Lion and Rite Aid
Arrowridge I, II, III and IV	Flex Industrial	194,553 square foot flex industrial center, located at 8041, 8107, 8227 & 8301 Arrowridge Boulevard, Charlotte, North Carolina. The improvements were constructed in 1979 and 1980, are situated on four tax parcels totaling 13.5769-acres and are 90.0% occupied.

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Shops at Franklin Square Description

The property is an eight building one-floor retail center totaling approximately 134,299 gross leasable area. It is currently, as of April 11, 2016, 90.0% occupied. The building is concrete slab on grade with spread footings. The exterior walls are a combination of insulation and finish system, metal panel siding, brick veneer and textured CMU. Retail storefronts are double-pane glass set in anodized aluminum frames. The roof is flat with fully-adhered, thermoplastic olefin membrane roof system. The parking area comprises 435 spaces.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

Material leases in place as of April 11, 2016:

Tenant	Approximate Square Footage	Lease Expiration
Ashley Furniture	34,682	2022
Hhgregg	30,000	2035
Monkey Joes	12,632	2025
Gold’s Gym	12,000	2016

Greensboro Airport Hampton Inn Description

The hotel is a five-story building totaling approximately 65,414 square feet, with 127 guestrooms. The building is cast in place reinforced concrete upper level flooring supported by reinforced concrete columns bearing on spread footings and piers. The ground level floor is a concrete slab-on-grade. The exterior walls are frame with brick veneer with synthetic stucco exterior elements. Carpeting covers common area corridor and guestroom flooring with ceramic tiles in restrooms and guest services lobby, business center and breakfast/lounge area. Flat rubber membrane roof covers the building.

The parking area comprises 138 spaces, including 6 ADA accessible stalls. Perimeter sidewalks are concrete. The hotel is considered to be overall good and well-maintained condition.

The hotel is operated by Marshall Hotels and Resorts. More information can be found at www.marshallhotels.com , but any information is not to included or incorporated herein and not to be considered as part of this offering circular or reviewed or passed on by us.

Historical occupancy has been:

Month	Average Occupancy
February 2016	67.0%
January 2016	41.9%
December 2015	52.01%
November 2015	62.32%
October 2015	86.17%
September 2015	73.47%
August 2015	79.92%
July 2015	79.05%
June 2015	85.4%
May 2015	78.9%
April 2015	79.6%
March 2015	85.5%
February 2015	62.5%
January 2015	58.4%
December 2014	54.9%
November 2014	78.48%
October 2014	94.37%
September 2014	77.2%
August 2014	83.4%
July 2014	84.3%
June 2014	87.8%
May 2014	80.98%
April 2014	85.2%
March 2014	88.0%
February 2014	79.0%
January 2014	59.0%

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Warsaw Village Description

The property is a one building one-floor with one outparcel retail center totaling approximately 60,100 gross leasable area on 10.77 acres. It is currently, as of April 11, 2016, 95% occupied. The building was built in 1991 and is block and steel on concrete slab. Exterior walls are brick and block. Store fronts are glass in metal frame. The roof is flat with rubber membrane roof system.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

The parking area comprises approximately 400 spaces.

Material leases in place as of April 11, 2016:

Tenant	Approximate Square Footage	Lease Expiration
Food Lion	29,000	2027
Rite Aid	9,600	2022
US Renal Care	7,000	2021
Mincheng Zheng	7,150	2025

Arrowridge Business Park Description

The property is a four building industrial flex center totaling approximately 194,553 gross leasable area. It is commonly referred to as Arrowridge I, II, III and IV. The buildings were constructed in 1979 and 1980 and situated on 13.57 acres. It is currently, as of April 11, 2016, 90% occupied. The building is concrete slab on grade with masonry/concrete exterior walls. The roof is flat with rubber membrane roof system. There are 309 parking spaces. Office entrances are plate glass set in anodized aluminum frames.

The property is considered to be overall average and well-maintained condition, with average landscaping that is well maintained.

Material leases in place as of April 11, 2016:

Tenant	Approximate Square Footage	Lease Expiration
Advanced Flooring	19,440	2021
Centimark Corp	12,000	2020
Sears Home Improvement	11,565	2019

Our Competitive Strengths

We believe the experience of our Manager and Medalist and their affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following :

▪	Experienced and Dedicated Management Team . The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record . The Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $131 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Medalist Fund I, LLC, has paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 and Q4 of 2013, Q1, Q2, Q3 and Q4 of 2014, Q1, Q2, Q3 and Q4 of 2015 and Q1 of 2016) out of operating cash flow. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II, LLC, our second multi-property affiliated investment fund, has just begun operations and has acquired two properties. Medalist Fund II, LLC is anticipated to pay an estimated 10.15% of its offering proceeds in sales commissions, offering expenses and fees if its maximum offering amount is raised. Each of Medalist Fund I and Medalist Fund II pay market property management fees as will our Company. Prospective investors in the company should note, however, that they will have no interest in Medalist Fund I, LLC or Medalist Fund II, LLC. See “Risk Factors.”

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▪	Strategy of Opportunistic Investing . The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach . The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity . The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Tier 2 Offering Under Regulation A

This is a Tier 2 offering under Regulation A where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we intend to apply for these qualified securities to be eligible for quotation on either the OTCQX or OTCQB or other alternative exchange not requiring the filing of reports under the Exchange Act to be eligible. Once we are eligible, we intend to pursue listing on a registered national securities exchange in a listing transaction.

Generally, if you are not an "accredited investor" as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. See “Plan of Distribution – Investment Limitations.”

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MANAGEMENT

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We intend to have three directors, one of whom is an independent director. Until we are subject to certain listing requirements our directors will serve until they resign or upon death or disability and until his successor has been duly elected and qualifies. At any stockholder meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of the Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors:

Name	Age*	Position
Thomas E. Messier	61	Director and Co-President
William R. Elliott	64	Director and Co-President
Neil P. Farmer	60	Director Nominee

*As of April 8, 2016

Thomas E. Messier, Director and Co-President. Mr. Messier is co-president and co-founder of Medalist Fund Manager, Inc. Since 2003 he has co-managed the Medalist property portfolio as co-President of our Manager and its predecessor. Our Manager is the sole manager of Medalist Fund I, LLC and Medalist Fund II, LLC and Mr. Messier co-manages, with Mr. Elliott, Fund I and Fund II through our Manager. From 2003 until December of 2015 he was also President of Medalist Securities, Inc. which provided real estate investment banking relative to certain of the prior acquisitions of the Medalist companies and investor relations related to the same. Prior to 2003, Mr. Messier previously worked successfully with institutional investors in the fixed income securities industry for over twenty years. From January 2002 to June 2003 he was a Managing Partner of Westmoreland Capital Management. From 1992 to January 2002, Mr. Messier was a Director of Global Capital Markets at First Union/Wachovia. Prior to that, from 1980 to 1992, he was a Senior Vice President of Capital Markets at Bank of America. Mr. Messier received his BBA from the Terry College of Business at the University of Georgia in 1977.

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William R. Elliott, Director and Co-President. Mr. Elliott has been involved in the commercial real estate industry since 1983. Prior to that he was a civil engineer from 1977 to 1983. Mr. Elliott co-founded the Medalist companies with Mr. Messier in 2003 and is currently co-President of our Manager with Mr. Messier. Through our Manager, he, along with Mr. Messier, co-manages Fund I and Fund II. As co-President of our Manager, Mr. Elliott is involved in sourcing, executing and the management of investment properties. He was formerly Managing Partner of Prudential Commercial Real Estate, former President of Virginia Realty and Development Company and former President of the Central Virginia Region of Goodman, Segar, Hogan, Hoffler. As a commercial real estate professional, he has demonstrated proficiency in transactions including major office buildings, shopping centers, industrial land and facility sales and large mixed-use development land sales. Mr. Elliott is a licensed real estate broker, certified property manager, Vice President of the Institute of Real Estate Management, a Certified Value Engineer and a member of the American Society of Civil Engineers and the Building Owners and Managers Association. Mr. Elliott received his B.S. in Building Construction from Auburn University in 1974. He received a Masters in Civil Engineering from Virginia Polytechnic Institute in 1977.

Neil P. Farmer, Independent Director Nominee. Mr. Farmer is our independent director nominee and is anticipated to become the third member of our board of directors as of the initial closing date of this offering. Mr. Farmer founded Farmer Properties, Inc., a real estate development firm located in Richmond, Virginia in 1983. Mr. Farmer is the President of Farmer Properties with responsibility over the entirety of its real estate development business. He received his B.A. in Government and Foreign Affairs from Hampden-Sydney College in 1978.

Our general investment and borrowing policies are set forth in this offering circular. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and Manager follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this offering circular.

Committees of the Board of Directors

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting. We currently do not anticipate having any committees since we the board has appointed our Manager to manage our day to day affairs.

Compensation of Directors and Officers

Director Compensation

We will pay our independent director an annual retainer of $8,000, payable quarterly. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Our directors who are also executive officers will not receive any additional compensation from us for acting as directors.

Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, our officers, and our Manager, except to the extent prohibited by the Maryland General Corporation Law, or MGCL, and as set forth below. In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to indemnify and advance expenses to our Manager, except to the extent prohibited by the MGCL.

Under the MGCL, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

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In addition, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Prior Performance of our Manager

Medalist Fund Manager Inc. (“Medalist”) is a private equity firm that invests in commercial real estate. Our Manager has sponsored two prior investment programs in the past 10 years, Medalist Fund I and Medalist Fund II. The total amount of money raised for each program: approximately $11,500,000 for Fund I and approximately $4,750,000 for Fund II. Descriptions of Fund I’s and Fund II’s performance are below. So far there have been no major adverse business developments or conditions experienced in the formation or performance of Fund I or Fund II.

Medalist Fund I, LLC is a private real estate fund issued under Regulation D. The fund was fully invested by December 31, 2014 and contains three commercial properties representing retail, multi-family and flex/industrial. Fund I closed on December 31, 2014 and has 3 properties with an original aggregate value of $42,500,000 consisting of one shopping center (located in Gastonia N.C), one industrial/flex property (located in Charlotte, N.C.) and one multi-family property (located in Roanoke, Virginia). The investment strategy for Fund I is a value-add and diverse property strategy similar to the strategy designated for our company. The fund has distributed an 8.00% annualized quarterly distribution to investors for the last 11 quarters (since inception). To date, no sales of properties or capital events have occurred in the fund. Medalist Fund I, LLC anticipates, but is not obligated, to liquidate within five to seven years of the termination of its offering, December 31, 2014. Therefore, Medalist Fund I, LLC has not yet reached its anticipated liquidity event.

Medalist Fund II, LLC was opened on August 14, 2015. As of December 31, 2015, Fund II has approximately $4,750,000 in equity investments. Fund II currently has an aggregate property value of approximately $12,050,000 representing the aggregate purchase value of one shopping center in Newport News, Virginia acquired in August 2015 and an industrial/flex property acquired in February 2016. The investment strategy for Fund II is a value-add and diverse property strategy similar to the strategy designated for our company. To date, there have been no major adverse business developments or conditions experienced in the formation or performance of Fund II. Medalist Fund II, LLC anticipates, but is not obligated, to liquidate approximately seven years following the termination of its offering, which remains ongoing. Therefore, Medalist Fund II, LLC has not yet reached its anticipated liquidity event.

100% of the properties acquired by prior investment programs sponsored by our Manager are located in the South. Calculated by acquisition cost, 69.0% of the properties acquired by prior investment programs sponsored by our Manager are commercial properties and 31.0% are residential properties.

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OUR MANAGER AND RELATED AGREEMENTS

Our Manager

We are externally managed and advised by Medalist Fund Manager, Inc., or our Manager, pursuant to a Management Agreement. See “— The Management Agreement.” Each of our officers and one of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

The officers of our Manager are as follow:

Name	Age*	Position
Thomas E. Messier	61	Co-Founder and Co-President
William R. Elliott	64	Co-Founder and Co-President

*As of April 8, 2016

The background and experience of Messrs. Messier and Elliot are described above in “Management — Our Executive Officers and Directors.”

Management Agreement

Upon completion of this offering, we will enter into a Management Agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The Management Agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies as approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors. Our Manager does not currently manage or advise any other entities and is not actively seeking new clients in such a capacity, although it is not prohibited from doing so under the Management Agreement.

Management Services

Our Manager will be responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

Term and Termination

Our Management Agreement will have an initial term through December 31, 2016 and then will automatically renew annually. The Management Agreement may be amended or modified by agreement between us and our Manager. Our independent directors will review our Manager’s performance and the fees payable to the Manager under the Management Agreement annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

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We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

•	our Manager’s inability to perform its obligations under the Management Agreement;

•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

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Management Fees, Incentive Fees and Expense Reimbursements

Type	Description

Asset Management Fee	We will pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the asset management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its asset management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The asset management fee is payable independent of the performance of our investments. The asset management fee of our Manager shall be calculated within 5 days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the monthly installment of the asset management fee calculated for that month in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the asset management fee for such month.

Property Management Fee	Shockoe Properties, LLC, an entity in which Mr. Elliott holds a 36% interest, shall receive an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments. The Property Management Fee will be paid in arrears on a monthly basis.

Acquisition Fee	Our Manager will receive an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Property or Investment made on our behalf at the closing of the acquisition of such Property or Investment, in consideration for such party’s assistance in effectuating such acquisition.

Incentive Compensation

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

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Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

Liability and Indemnification

Pursuant to the Management Agreement and unless provided otherwise therein, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines).

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POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. However, any change to any of these policies would be made by our board of directors only after a review and analysis of such change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Our Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates.

We will focus on sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge. We intend to create value for investors by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition

Our primary investment characteristics include:

•	Equity investments of $1 million to $6 million;
•	80% maximum leverage ratio for the portfolio;
•	Average property values between $5 million to $30 million;
•	Focus on Virginia, North Carolina, South Carolina and Georgia;
•	Particular focus on undermanaged properties with high value-add opportunities; and
•	Relationship sourcing under the radar of big institutional buyers.

Our investments are expected to be geographically concentrated in the southeastern part of the United States. We expect our investment portfolio to consist of direct and indirect equity interests in individual properties and/or larger property portfolios. We will generally target equity investments ranging from approximately $1 million to $6 million, and will target approximately 80% average leverage across our investment portfolio. We will underwrite potential investments to a target gross property-level IRR of between 13% and 15%, although there can be no assurance that such returns can or will be achieved.

Our investment policies give broad discretion to our Manager and officers to source, approve and consummate acquisitions. However, our investment guidelines currently require board approval of any acquisition or other investment that: (i) requires equity investment in excess of $10.0 million; (ii) would be leveraged, on an individual basis, more than 85%; (iii) would cause the aggregate leverage of our portfolio to exceed 80%; or (iv) would otherwise materially differ from the investment parameters approved by our board.

Financing

The aggregate indebtedness of our investment portfolio is expected to be approximately 80% of the all-in cost of all portfolio investments (direct and indirect). However, there is no maximum limit on the amount of indebtedness secured by the portfolio investments as a whole, or any portfolio investment individually.

We will have the ability to exercise discretion as to the types of financing structures we utilize. For example, we may obtain new mortgage loans to finance property acquisitions, acquire properties subject to debt or otherwise incur secured or unsecured indebtedness at the property level at any time. The use of leverage will enable us to acquire more properties than if leverage is not used. However, leverage will also increase the risks associated with an investment in our common stock. See “Risk Factors.”

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The Manager may also elect to enter into one or more credit facilities with financial institutions. Any such credit facility may be unsecured or secured, including by a pledge of or security interest granted in our assets.

Disposition Terms

Investments may be disposed of by sale on an all-cash or upon other terms as determined by the Manager in its sole discretion. We may accept purchase money obligations and other forms of consideration (including other real properties) in exchange for one or more investments. In connection with acquisitions or dispositions of investments, we may enter into certain guarantee or indemnification obligations relating to environmental claims, breaches of representations and warranties, claims against certain financial defaults and other matters, and may be required to maintain reserves against such obligations. In addition, we may dispose of less than 100% of its ownership interest in any investment in the sole discretion of the Manager.

We will consider all viable exit strategies for our investments, including single asset and/or portfolio sales to institutions, investment companies, real estate investment trusts, individuals and 1031 exchange buyers.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Conflict of Interest Policies

Our management will be subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. See “Risk Factors — Risks Related to Conflicts of Interest.” We are entirely dependent upon our Manager for our day-to-day management and do not have any independent employees. Our executive officers and two of our directors, serve as officers of our Manager. Messrs. Messier and Elliott each own 50% of our Manager. As a result, conflicts of interest may arise between our Manager and its affiliates, on the one hand, and us on the other.

Other than the limitations placed upon our Manager’s sponsorship or management of new real estate entities or investment programs during the pendency of this offering and the deployment of the net proceeds hereof, we have not established any formal procedures to resolve the conflicts of interest. Our stockholders will therefore be dependent on the good faith of the respective parties to resolve conflicts equitably, and reliant upon the fiduciary duties of our directors and executive officers. We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct.

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Investment Parameters

We will seek to achieve a gross, annual IRR of 13% to 15% on our investments by pursuing a value-add strategy of repositioning, leasing, and managing multifamily, retail, and flex-industrial properties located in our target markets. We will seek to generate overall attractive risk-adjusted returns through our investments, a portion of which may include current-yielding investments. Our principal investment objective will be to furnish investment capital that we or our affiliates may commit to raise for commercial real estate investments that we will manage and potentially co-own with unrelated investors. There is no guarantee that the Manager will be able to identify investments that will permit it to achieve such returns or investment objectives. Prospective investors should further note that these IRR figures refer to the type of investments we intend to source, and do not represent projected returns to investors in the offering, which will be subject to additional factors including company expenses (including offering expenses) and the timing of an investor’s investment in our common stock.

We expect our investment portfolio to consist of equity interests in individual properties and/or larger property portfolios. The Manager will exercise control over the real estate being acquired, with affiliates of the Manager providing property management and related services on market terms post-investment as appropriate.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Prior to the initial closing of this offering, we will enter into the Management Agreement. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.” Messrs. Messier and Elliott, each a director and co-President of our company, each own 50% of the outstanding stock of our Manager.

Initial Transactions

In connection with our intended initial acquisitions, Messrs. Elliott and Messier, will receive material benefits as described below.

•	Messrs. Messier and Elliott each own an approximately 1% interest in Medalist Fund I, LLC, which owns the Franklin Square Property and the Arrowridge Property. Additionally, our Manager is the manager of Medalist Fund I, LLC, and is entitled to a 20% carried interest upon the return of all investor capital and a 8% cumulative return to investors. Because we do not know the purchase prices of the Franklin Square and Arrowridge Properties at this time, we cannot determine the aggregate value that will be received by Messrs. Messier and Elliott relative to the potential sales of the Franklin Square Property and the Arrowridge Property to us at this time.

•	Messrs. Messier and Elliott each own a 2.2% interest in Medalist Properties 8, LLC, owner of the Hampton Inn Property. Additionally, our Manager is entitled to a 15% carried interest as manager of Medalist Properties 8, LLC upon investors receipt of an 8% internal rate of return. Because we do not know the purchase price of the Hampton Inn Property at this time, we cannot determine the aggregate value to be received by Messrs. Messier and Elliott relative to the potential sale of the Hampton Inn Property to us. Messrs. Elliott and Messier intend to contribute their individual interests in the Hampton Inn Property to us, rather than taking cash.

•	Mr. Elliot owns a 2% interest in Medalist Properties 1, LLC, owner of the Warsaw Village Property. Additionally, our Manager is entitled to a 15% carried interest as manager of Medalist Properties 1, LLC upon investors receipt of an 8% internal rate of return. Because we do not know the purchase price of the Warsaw Village Property at this time, we cannot determine the aggregate value to be received by Messrs. Messier and Elliott relative to the potential sale of the Warsaw Village Property to us.

We anticipate that the purchase price of each of our Initial Properties will be supported by an MAI appraisal of the applicable Initial Property, whether obtained by us or by a lender making an acquisition loan to us. In addition to such MAI appraisals, the Dealer-Manager intends to obtain independent fairness opinions with respect to certain value determinations referenced in this Offering Statement in respect of our acquisitions of the Initial Properties.

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PRINCIPAL STOCKHOLDERS

The table below sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of our shares of common stock and shares of common stock issuable upon redemption of Units immediately following the completion of this offering and our initial property acquisition for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding shares of common stock immediately following the completion of this offering, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. This table assumes that our initial acquisition and this offering are completed, and gives effect to the expected issuance of shares of common stock and Units in connection with this offering and our initial acquisition transaction (based on the initial public offering price per share set forth on the cover of this offering circular). Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to Units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Number of Shares and Units Beneficially Owned	Percentage of all Shares	Percentage of all Shares and Units
Thomas Messier	1	1	50%
William Elliott	1	1	50%
All Named Executive Officers and Directors as a Group	2	2	100%

(1)	The address of each beneficial owner listed is 11 S. 12 th Street, Suite 401, Richmond, Virginia 23219.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire offering circular, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the offering statement of which this offering circular is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock and 250,000,000 shares of preferred stock, both having par value $0.01 per share. Immediately prior to this offering, we had two outstanding shares of common stock. Upon completion of this offering 5,000,002 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Common Stock

The shares of our common stock offered by this offering circular, when issued, will be duly authorized, fully paid and nonassessable. Our common stock is not convertible or subject to redemption.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;

•	in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and

•	do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. [TRANSFER AGENT] acts as our registrar and as the transfer agent for our shares. Transfers can be effected simply by mailing to [TRANSFER AGENT] a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

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Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors approves. As of the date of this offering circular, there are no shares of preferred stock outstanding and we have no present plans to issue any preferred stock.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or

•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

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•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under the federal income tax laws; and

•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or

•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

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“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Distributions

Some or all of our distributions may be paid from sources other than cash flow from operations, such as from the proceeds of this offering, cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to our Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. See “Our Manager and Related Agreements.” In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments to provide for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

Following completion of this offering, our board of directors intends to, on a quarterly basis, establish the distribution amount for our common stock for the quarter. The record date and payment date will be as determined by our board of directors in their sole discretion. We expect to declare distributions on a quarterly basis and to pay distributions to our stockholders on a quarterly basis, in arrears. Distributions will be paid to stockholders as of the record dates for the periods selected by the directors.

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We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. The board’s discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

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IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this offering circular, copies of which are filed as an exhibit to the offering statement to which this offering circular relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of the board, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

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Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

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•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of the board or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our operating partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

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SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering, we will have 5,000,002 shares of common stock outstanding. The 5,000,002 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter.

Prior to this offering, there has been no public market for our common stock. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on transfers of shares of our common stock, see “Description of Capital Stock.”

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ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Broker-Dealer Requirements

Each of the participating broker-dealers, authorized registered representatives or any other person selling shares of our common stock on our behalf is required to:

•	make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor’s age, investment objectives, income, net worth, financial situation and other investments held by such investor; and

•	maintain, for at least six (6) years, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer, authorized registered representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

•	meet the minimum suitability standards established by us and the investment limitations established under Regulation A;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in the shares;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of the shares;

•	the restrictions on transferability of the share;

•	the background and qualifications of our management; and

•	our business.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

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•	a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

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THE OPERATING PARTNERSHIP AGREEMENT

General

Medalist Diversified Holdings, L.P., which we refer to as our operating partnership, was formed as a Delaware limited partnership on September 29, 2015. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. On or prior to the initial closing of this offering, we will enter into an agreement of limited partnership of our operating partnership, or the Limited Partnership Agreement as the general partner and initial limited partner of our operating partnership. Pursuant to the Limited Partnership Agreement, we are the sole general partner of the operating partnership.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in the operating partnership’s business activities.

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Upon completion of this offering, limited partners other than us will own approximately __% of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the Limited Partnership Agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the Limited Partnership Agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership initially has two classes of limited partnership interests. These classes are the OP Units and the LTIP units. See “— LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP units are treated as holders of OP Units and LTIP units are treated as OP Units.

We expect that our operating partnership will issue OP Units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP units, including pursuant to any equity incentive plan adopted by our board, to persons who provide services to us, including our officers, directors and employees.

However, as general partner, we may cause our operating partnership to issue additional OP Units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP Units.

Taking these differences into account, when we refer to “partnership units,” we are referring to OP Units and vested and unvested LTIP units collectively.

Amendments to the Limited Partnership Agreement

Amendments to the Limited Partnership Agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding partnership units held by limited partners other than us.

Generally, the Limited Partnership Agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the Limited Partnership Agreement. As general partner, we will have the power to unilaterally make certain amendments to the Limited Partnership Agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Limited Partnership Agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the Limited Partnership Agreement not inconsistent with law or with other provisions of the Limited Partnership Agreement, or make other changes concerning matters under the Limited Partnership Agreement that will not otherwise be inconsistent with the Limited Partnership Agreement or law;

•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

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•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions,” below, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, may not do any of the following except as expressly authorized in the Limited Partnership Agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the Limited Partnership Agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership; or

•	except as described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);

•	as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than us or our subsidiaries) shall be given the option to exchange such OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our Limited Partnership Agreement and such Limited Partnership Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

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We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

We will contribute directly to our operating partnership substantially all of the net proceeds of this offering in exchange for additional OP Units; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. Prior to the completion of this offering, we owned, directly and indirectly, 100% of the partnership interests in our operating partnership, and our operating partnership was a disregarded entity for federal income tax purposes and we were treated as owning all of our operating partnership’s assets and income for purposes of satisfying the asset and income tests for qualification as a REIT. Upon completion of this offering, our operating partnership will be treated as having two or more partners for federal income tax purposes, will be treated as a partnership, and the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT for purposes of satisfying the asset and income tests for qualification as a REIT.

We are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The Limited Partnership Agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Limited Partnership Agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP Units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP Units, LTIP Units and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

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Redemption Rights

Pursuant to the Limited Partnership Agreement, any holders of OP Units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at our option, shares of our common stock. The cash redemption amount per share of common stock will be based on the market price of our common stock at the time of redemption, multiplied by the conversion ratio set forth in our Limited Partnership Agreement. Alternatively, we may elect to purchase the OP Units by issuing shares of our common stock for OP Units, based on the conversion ratio set forth in our Limited Partnership Agreement.

The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) a distribution in shares of our common stock to holders of our outstanding common stock, (ii) a subdivision of our outstanding common stock, or (iii) a reverse split of our outstanding shares of common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;

•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•	cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units. However, a limited partner may not deliver more than two notices of redemption during each calendar year (subject to the terms of any agreement between us, as general partner, and a limited partner) and may not exercise its redemption right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units. We do not expect to issue any shares of our common stock offered hereby to limited partners of the operating partnership in exchange for their OP Units, if they elect to redeem their OP Units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP Units by the issuance of shares of our common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of this offering in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

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LTIP Units

In general, LTIP units, a class of partnership units in our operating partnership, will receive the same per-unit distributions as the OP Units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, our Limited Partnership Agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP Units in our operating partnership.

Our Limited Partnership Agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of the general partner’s OP Units, the LTIP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP Unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of our shares of common stock.

Operations

Our Limited Partnership Agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any OP Units or any securities of the partnership;

•	borrow or lend money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

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•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our Limited Partnership Agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. We will cause our operating partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in “— Distributions” above. All such allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;

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•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our Limited Partnership Agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

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MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Kaplan Voekler Cunningham & Frank, PLC, or our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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Taxation of our Company

We plan to elect to be taxed as a REIT under the federal income tax laws for our first full taxable year. We believe that, commencing with such taxable year, we will be organized and will operate in a manner so as to qualify as a REIT under the federal income tax laws. We cannot assure you, however, that we will qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders, which laws are highly technical and complex.

Tax counsel has acted as tax counsel to us in connection with this offering. Tax counsel is of the opinion that based on our proposed method of operation, we are in a position to qualify for taxation as a REIT for the taxable year that will end December 31, 2016. Tax counsel’s opinion is based solely on our representations with respect to factual matters concerning our business operations and our properties. Tax counsel has not independently verified these facts. In addition, our qualification as a REIT depends, among other things, upon our meeting the requirements of Sections 856 through 860 of the Code throughout each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will satisfy the REIT requirements during the taxable year that will end December 31, 2015, or in any future year.

Our REIT qualification depends on our ability to meet on a continuing basis several qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests, and the consequences of our failure to meet those tests, in more detail below. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, neither we nor tax counsel can assure you that we will satisfy those tests.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” which means taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation.

However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with any TRSs we form in the future that are not conducted on an arm’s-length basis.

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•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

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We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. We do not have to comply with 5 and 6 for the first taxable year for which we elect REIT tax status. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we will have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.   A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.   An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We own limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures, and we intend to acquire similar interests in the future. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.   A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

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A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.   Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Our operating partnership and its subsidiaries generally lease substantially all our properties to tenants’ that are individuals. Our leases typically have a term of at least one year and require the tenant to pay fixed rent. We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.   The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

In connection with development projects, we may originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

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Dividends.   Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.   A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.   Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.   We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.   From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.   From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.   Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.   If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

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We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

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•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although we anticipate that our mezzanine loans typically will not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is  de minimis  (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than  de minimis  failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

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•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31 st  of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain net income for such year, and

•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

In order to satisfy the REIT distribution requirements, the dividends we pay must not be “preferential.” A dividend determined to be preferential will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of a class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class. For example, if certain stockholders receive a distribution that is more or less than the distributions received by other stockholders of the same class, the distribution will be preferential. If any part of a distribution is preferential, none of that distribution will be applied towards satisfying our REIT distribution requirements.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

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Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of shares of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

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As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held shares of our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of our common stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

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Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our common stock generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Shares of our Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of our common stock as long-term capital gain or loss if the U.S. stockholder has held shares of our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

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Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of shares of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules.  We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares of our common stock, including any reporting requirements.

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Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

If our common stock is not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

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For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of shares of our common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we expect that our common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our common stock also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our common stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our common stock received after December 31, 2016 by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

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A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of shares of our common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our common stock received after December 31, 2016 by U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.   We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Once our operating partnership is no longer treated as a disregarded entity, we intend for our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not cause our operating partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

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A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes once it is treated as having two or more partners for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.   A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.   Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.   Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

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Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares of our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our common stock.

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ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective purchaser, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;

•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

•	will impair the liquidity of the Benefit Plan or Other Plan;

•	will result in unrelated business taxable income to the plan; and

•	will provide sufficient liquidity, as there may be only a limited market to sell or otherwise dispose of our stock.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

The regulations define a publicly-offered security as a security that is:

•	“widely-held;”

•	“freely-transferable;” and

•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold in connection with an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering occurred.

Because we have not registered and do not intend to register our common stock under the Securities Exchange Act of 1934, we do not believe our common stock would be treated as a “public-offering security” for purposes of the Department of Labor’s plan assets guidelines. Therefore, we must comply with another exception to the plan assets regulations.

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Another exception in the plan asset regulations applies to a Benefit Plan’s investment in a “real estate operating company.” If a Benefit Plan acquires an equity security issued by a real estate operating company, the Benefit Plan’s assets include that equity security but do not include an undivided interest in the underlying assets of the real estate operating company. To constitute a “real estate operating company” under the plan asset regulations, an entity such as us must, on its initial valuation date and during each annual valuation period, have at least 50% of its assets (valued at cost and excluding short-term investments pending long-term commitment or distribution) invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management and development activities and must, in the ordinary course of business, engage in real estate management and development activities. We believe that we will qualify as a “real estate operating company” so that our assets should not constitute the assets of a Benefit Plan that acquires or holds our common stock.

Another exception in the plan asset regulations applies if Benefit Plan participation in an entity is “insignificant.” The plan asset regulations provide that Benefit Plan participation in an entity is insignificant if Benefit Plans do not hold 25% or more of any class of equity security in the entity (disregarding for this purpose, any equity securities held by persons, other than Benefit Plans, who have discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee with respect to those assets). We may qualify for this exception so that our assets should not constitute the assets of a Benefit Plan that acquires or holds our common stock. However, we do not intend to restrict investment in us by Benefit Plans. Thus, no assurance can be given that the “insignificant participation” exception will apply to us.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan stockholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan stockholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

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PLAN OF DISTRIBUTION

The offers and sales of our shares will be made on best efforts basis by broker-dealers who are members of FINRA. Moloney Securities Co., Inc is our dealer-manager and principal underwriter. In addition to the Underwriter Warrants, our dealer-manager will receive selling commissions of seven percent (7%) of the offering proceeds which it may re-allow and pay to participating broker-dealers who sell shares and our dealer-manager will also receive a non-accountable due diligence, marketing and expense reimbursement fee of one percent (1%) of the offering proceeds, which it may also re-allow and pay to the participating broker-dealers, accountable expense reimbursements of up to one percent (1%) of the offering. Our dealer-manager will not be required to account for the spending of amounts comprising the non-accountable due diligence, marketing and expense reimbursement fee. Our Dealer-Manager may also sell shares as part of the selling group, thereby becoming entitled to retain a greater portion of the seven percent (7%) selling commissions. Any portion of the seven percent (7%) selling commissions retained by the Dealer-Manager would be included within the amount of selling commissions payable by us and not in addition thereto.

We may pay reduced or no selling commissions and/or expense reimbursements or fees in connection with the sale of shares in this offering to:

•	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing Persons);

•	our employees, officers and directors or those of our manager, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing Persons), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•	clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such Person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such Person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such Persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and/or expense reimbursements or fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of selling commissions and/or expense reimbursements or fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and/or expense reimbursements or fees payable in connection with sales through registered investment advisors or bank trust departments.

The Underwriter Warrants will have an exercise price equal to 125% of the price at which we sell our shares in this offering. Assuming we sell the shares at the mid-point of our price range, the exercise price of the Underwriter Warrants will be $12.50.

Our Dealer-Manager will also have the right but not the obligation to purchase Underwriter Warrants. An Underwriter Warrant may be purchased by our Dealer-Manager as of the initial closing of this offering and as of each subsequent closing, if any. An amount of our shares equal to 10.0% of the number of the shares sold in the applicable closing will underlie each Underwriter Warrant. The purchase price per Underwriter Warrant will be $0.001 per share underlying the Underwriter Warrant and the exercise price shall be 125% of the sale price of our shares, $12.50 assuming we sell the shares at the mid-point of our range. Each Underwriter Warrant will be exercisable commencing on the date that is [•] days immediately following the issuance of such Underwriter Warrant. The exercise period for all Underwriter Warrants will terminate at 5:00 p.m. Eastern Time on the date which is five years immediately following the qualification date of this offering. Further terms and conditions of the Underwriter Warrants will be set forth in form of warrant mutually acceptable to the Company and our Dealer-Manager. In accordance with FINRA Rule 5110(g)(1) the Underwriter Warrants may not be sold by the Dealer-Manager during the offering or sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging short sale derivative put or call transaction that would result in the effective economic disposition of the warrants by any person for period of 180 days immediately following commencement of the offering except as permitted by FINRA Rule 5110(g)(2). For purposes of this restriction the commencement of the offering is deemed to be the date on which the Offering Statement of which this Offering Circular is part is declared qualified by the SEC.

We anticipate that our Company and our Dealer-Manager will enter into a Dealer-Manager Agreement, which will be filed with the SEC as an exhibit to the Offering Statement of which this Offering Circular is a part, for the sale of our shares. Broker-dealers desiring to become members of the selling group will be required to execute a participating dealer agreement with our Dealer-Manager either before or after the date of this Offering Circular.

Offering Amount and Distribution

We are offering a minimum of $7,000,000 and a maximum of $50,000,000 of our shares at an anticipated offering price of between $9.00 and $11.00 per share. Our minimum offering amount is based upon the low-end of our price range and the maximum offering amount assumes the shares are sold at the mid-point of the range. The minimum purchase requirement is $5,000 in shares; however, we can waive the minimum purchase requirement in our sole discretion. Following achievement of our minimum offering amount, the offering will be closed in incremental phases of at least $2,500,000 each and final closing will occur whenever we have reached the maximum offering amount. Until we achieve the minimum offering and thereafter until each incremental phase closes, the proceeds for that phase will be kept in an escrow account compliant with Exchange Act Rule 15c2-4.  Upon closing of the phase, the proceeds for that phase will be disbursed to us and the shares sold in that phase will be issued to the investors.  If the phase does not close, for any reason, the proceeds for that phase will be promptly returned to investors.

Procedures for Acquiring Shares of Our Common Stock

Prior to purchasing any shares of our common stock, you should review this entire offering circular and any appendices, exhibits and supplements accompanying this offering circular. We anticipate that prospective investors will acquire our shares through book-entry order through the Dealer-Manager and the participating broker-dealers, if any. Prospective investors who abide by the investment limitations described below may subscribe for shares of our common stock as follows:

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•	Complete the order form provided to you by the Dealer-Manager, including the representations and warranties regarding your accredited status and the percentage of your net worth being invested in this offering.

•	Deliver your completed and executed form to the Dealer-Manager.

•	Payment for your shares may be made (i) via wire transfer to the escrow agent, pursuant to the wiring instructions provided by the Dealer-Manager concurrently with the submission of your order form and (ii) by authorization of withdrawal from securities accounts maintained with the selling group concurrent with the submission of your order form.

•	If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until the date on which the applicable closing occurs or the termination of this offering. If a purchaser authorizes a selling group member to withdraw the amount of the purchase price from a securities account, the selling group member will do so as of the date of the applicable closing.

Orders will be effective only upon our acceptance, and we reserve the right to reject any order, in whole or in part. An approved custodian or trustee must process and forward to us orders made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If we do not accept your order, the escrow agent will promptly refund any purchase price transferred via wire transfer. Any order application not accepted within ten (10) days after receipt shall be deemed rejected.

Investment Limitations

Generally, if you are not an "accredited investor" as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov . See “Plan of Distribution – Investment Limitations.”

As a Tier 2 Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, or an Accredited Investor, as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)    You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)   You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Units (please see below on how to calculate your net worth);

(iii)  You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)  You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

(v)   You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)  You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

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(vii) You are a trust with total assets in excess of $5,000,000, your purchase of Units is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE : For the purposes of calculating your net worth, or Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

REPORTS

We will furnish the following reports, statements, and tax information to each of our stockholders:

Reporting Requirements under Tier 2 of Regulation A. Following this Tier 2 Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file the following: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act; however, the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31, our board of directors will cause to be mailed or made available, by any reasonable means, to each stockholder as of a date selected by the board of directors, an annual report containing financial statements of the company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system, or (ii) made such report available on any website maintained by the company and available for viewing by the stockholders.

Tax Information. On or before March 31st of the year immediately following our fiscal year, which is currently January 1 through December 31, we will send to each stockholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates. We do not anticipate issuing stock certificates representing shares purchased in this offering to the stockholders. However, we are permitted to issue stock certificates and may do so at the request of our transfer agent. The number of shares held by each stockholder, and each stockholder’s percentage of the aggregate outstanding shares, will be maintained by us or our transfer agent in our company register.

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LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC. Kaplan Voekler Cunningham & Frank, PLC also provides legal services to some of our affiliates. The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our tax counsel, which will opine as to certain federal income tax matters relating to the company. Kaplan Voekler Cunningham & Frank, PLC will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

Certain legal matters will be passed upon for the Dealer-Manager by Sands Anderson, PC.

EXPERTS

The financial statements of Medalist Diversified REIT, Inc. and subsidiaries as of December 31, 2015, have been included in this offering circular in reliance upon the report of Keiter, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The statement of revenues and expenses of Medalist Fund 1-A, LLC (Franklin Square) for the years ended December 31, 2014 and December 31, 2015 have been included in this offering circular in reliance upon the report of Keiter, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A, as amended, of which this offering circular is a part under the Securities Act of 1933 with respect to the shares offered by this offering circular. This offering circular does not contain all of the information set forth in the offering statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this offering circular as to the content of any contract or other document filed as an exhibit to the offering statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this offering circular. For further information regarding our company and the shares offered by this offering circular, reference is made by this offering circular to the offering statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our offering circular is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our offering circular but not delivered with our offering circular. To receive a free copy of any of the documents incorporated by reference in our offering circular, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Medalist Diversified REIT, Inc.

11 S. 12 th Street, Suite 401

Richmond, Virginia 23219
(804) 344-4435

The offering statement and the schedules and exhibits forming a part of the offering statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is  http://www.sec.gov .

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PART F/S

INDEX TO FINANCIAL STATEMENTS

FS-1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Medalist Diversified REIT, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Medalist Diversified REIT, Inc., which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from inception (September 28, 2015) through December 31, 2015, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medalist Diversified REIT, Inc. as of December 31, 2015, and the results of their operations and their cash flows for the period from inception (September 28, 2015) through December 31, 2015 in accordance with accounting principles generally accepted in the United States.

/s/ Keiter

March 25, 2016

Glen Allen, Virginia

FS-2

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2015

Assets

Cash	$126

Total assets	$126

Liabilities and Stockholders' Equity

Liabilities:
Accrued expenses	$116,712
Advances from affiliate	50,000

Total liabilities	166,712

Stockholders' equity:
Additional paid in capital	250
Retained deficit	(166,836)

Total stockholders' equity	(166,586)

Total liabilities and stockholders' equity	$126

See Accompanying Notes to the Consolidated Financial Statements

FS-3

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Period from Inception (September 28, 2015) to December 31, 2015

Revenues	$-

Expenses:
Organization costs	141,712
Other expenses	124
Total expenses	141,836

Net loss	$(141,836)

See Accompanying Notes to the Consolidated Financial Statements

FS-4

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Period from Inception (September 28, 2015) to December 31, 2015

	Common Stock	Additional Paid in Capital	Accumulated deficit	Total

Balance, September 28, 2015	$-	$-	$-	$-

Capital contribution	-	250	-	250

Syndication costs	-	-	(25,000)	(25,000)

Net loss	-	-	(141,836)	(141,836)

Balance, December 31, 2015	$-	$250	$(166,836)	$(166,586)

See Accompanying Notes to the Consolidated Financial Statements

FS-5

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from Inception (September 28, 2015) to December 31, 2015

Operating activities:
Net loss	$(141,836)

Increase in accrued expenses	116,712
Increase in advances from affiliate	50,000
Net cash provided by operating activities	24,876

Financing activities:
Capital contribution	250
Syndication costs	(25,000)

Net cash used in financing activities	(24,750)

Cash, beginning of period	-

Cash, end of period	$126

See Accompanying Notes to the Consolidated Financial Statements

FS-6

medalist DIVERSIFIED REIT, INC.

NOTES TO CONSOLIDATEd FINANCIAL STATEMENTS

Note 1 - Organization

Medalist Diversified REIT, Inc. (the “Company”) was formed as a Maryland corporation on September 28, 2015 to acquire, reposition, renovate, lease and manage income-producing real estate, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. The Company is externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation. The Manager will make all investment decisions.

As of December 31, 2015, the Company has not yet commenced operations and has not entered into any contracts to acquire properties. The Company formed a subsidiary, Medalist Diversified Holdings, L.P. (the “Operating Partnership”) on September 29, 2015. Substantially all of the Company’s assets will be held by, and operations will be conducted through the Operating Partnership. The Company is the sole general partner of the Operating Partnership.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the resources and financial activities of the Company and its subsidiary, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

Cash consists of amounts that the Company has on deposit with a major commercial financial institution.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Income Taxes

The Company intends to operate and be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

Organizational and Offering Costs

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to stockholders’ equity.

FS-7

medalist DIVERSIFIED REIT, INC.

NOTES TO CONSOLIDATEd FINANCIAL STATEMENTS, Continued

Note 2 - Summary of Significant Accounting Policies, Continued

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry- specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Management is evaluating how the adoption of this new accounting will affect its future financial reporting.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities.” This new standard eliminates the distinction between entities that are in the development stage from other entities in GAAP. The requirements to present inception-to-date information, label the financial statements as those of a development stage entity and disclose in the first year in which the company is no longer considered to be in the development stage that in prior years it had been in the development stage has also been eliminated. In addition, FASB ASU 2014-10 eliminates the requirement for development stage entities to disclose the development stage activities in which the company is engaged.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions. The ASU will require organizations that lease assets referred to as "Lessees" to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the financial statements. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on this classification as a capital or operating lease. However, unlike current GAAP which requires only capital leases to be recognized on the balance sheet the new ASU will require both types of leases (i.e. operating and capital) to be recognized on the balance sheet. The FASB lessee accounting model will continue to account for both types of leases. The capital lease will be accounted for in substantially the same manner as capital leases are accounted for under existing GAAP. The operating lease will be accounted for in a manner similar to operating leases under existing GAAP, except that lessees will recognize a lease liability and a lease asset for all of those leases. The leasing standard will be effective for calendar year-end companies beginning after December 15, 2018. Early adoption is permitted for all companies and organizations. The Company is currently evaluating the impact of ASU 2016-02 on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company's financial position, results of operations and cash flows.

Subsequent Events

The Company has evaluated subsequent events through March 25, 2016 the date which the consolidated financial statements were available to be issued, for recognition or disclosure and has determined that there are no events to be reported or disclosed on the accompanying consolidated financial statements.

FS-8

medalist DIVERSIFIED REIT, INC.

NOTES TO CONSOLIDATEd FINANCIAL STATEMENTS, Continued

Note 3 - Equity

The Company is authorized to issue up to 750,000,000 shares of common stock at $0.01 par value per share and 250,000,000 shares of preferred stock at $0.01 par value per share. The aggregate value of all authorized Shares having par value is $10,000,000. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s board of directors. The board of directors is authorized, without further stockholder action, to provide for the issuance of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as the board of directors approves. As of December 31, 2015, no common or preferred shares have been issued.

Note 4 - Related Parties

The Company has, and is expected to continue to engage in, transactions with related parties. As of December 31, 2015, the Company had received advances from the Manager totaling $50,000 to be used for operating expenses.

FS-9

MEDALIST FUND 1-A, LLC

(FRANKLIN SQUARE)

FINANCIAL STATEMENTS

Years ended December 31, 2015 and December 31, 2014

FS-10

CONTENTS

REPORT OF INDEPENDENT ACCOUNTANTS	FS-12

FINANCIAL STATEMENTS

Statements of revenues and certain expenses	FS-14
Notes to statements of revenues and certain expenses	FS-15 - FS-17

FS-11

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members

Medalist Fund 1-A, LLC

Richmond, Virginia

Report on the Statements of Revenues and Certain Expenses

We have audited the accompanying Statements of Revenues and Certain Expenses of Medalist Fund 1-A, LLC (the “Property”) for the years ended December 31, 2015 and 2014 and the related notes.

Management’s Responsibility for the Statements of Revenues and Certain Expenses

Management is responsible for the preparation and fair presentation of these Statements of Revenues and Certain Expenses in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements of Revenues and Certain Expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statements of Revenues and Certain Expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Revenues and Certain Expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements of Revenues and Certain Expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements of Revenues and Certain Expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements of Revenues and Certain Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements of Revenues and Certain Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

FS-12

Opinion

In our opinion, the Statements of Revenues and Certain Expenses referred to above present fairly in all material respects, the revenues and certain expenses of Medalist Fund 1-A, LLC as described in Note 1 for the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States.

Emphasis of Matter

We draw attention to Note 1 of the Statements of Revenues and Certain Expenses, which describes that the accompanying Statements of Revenues and Certain Expenses were prepared for the purpose of complying with Article 8 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and are not intended to be a complete presentation of Medalist Fund 1-A, LLC’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Keiter

March 25, 2016

Glen Allen, Virginia

FS-13

MEDALIST FUND 1-A, LLC

(FRANKLIN SQUARE)

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Years Ended December 31, 2015 and 2014

	2015	2014

Revenues:
Rental revenues	$1,726,551	$1,786,348
Tenant recoveries	396,988	389,846

Total revenues	2,123,539	2,176,194

Certain expenses:
Operating expenses	287,394	322,737
Taxes and insurance	217,585	187,756

Total certain expenses	504,979	510,493

Revenues in excess of expenses	$1,618,560	$1,665,701

See Report of Independent Accountants and Accompanying Notes

FS-14

medalist fund 1-a, llc
(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses

Years Ended December 31, 2015 and 2014

Note 1.	Basis of Presentation

The accompanying statements of revenues and certain expenses include the operations of Medalist Fund 1-A, LLC (the ”Property”), a retail shopping center in North Carolina.

The accompanying statements of revenues and certain expenses relate to the Property and have been prepared for the purpose of complying with Article 8 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, asset management fees, and interest expense.

Note 2.	Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Revenue recognition:

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers and bears the associated credit risk.

Advertising costs:

The Property expenses all advertising costs as incurred. There was $1,891 in advertising expense for the year ended 2015 and $75 for the year ended 2014.

Income taxes:

As a limited liability company, The Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the financial statements.

Use of estimates in the preparation of financial statements:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the statements of revenues and certain expenses in conformity with GAAP. Actual results could differ from those estimates.

FS-15

medalist fund 1-a, llc
(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses

Years Ended December 31, 2015 and 2014

Note 3.	Nature of Business and Summary of Significant Accounting Policies, Continued

Recently Issued Accounting Pronouncements:

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry- specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Management is evaluating how the adoption of this new accounting will affect its future financial reporting.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions. The ASU will require organizations that lease assets referred to as "Lessees" to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the financial statements. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on this classification as a capital or operating lease. However, unlike current GAAP which requires only capital leases to be recognized on the balance sheet the new ASU will require both types of leases (i.e. operating and capital) to be recognized on the balance sheet. The FASB lessee accounting model will continue to account for both types of leases. The capital lease will be accounted for in substantially the same manner as capital leases are accounted for under existing GAAP. The operating lease will be accounted for in a manner similar to operating leases under existing GAAP, except that lessees will recognize a lease liability and a lease asset for all of those leases. The new accounting standard for lessors remains largely the same as now applied with some changes to align the lessor accounting model to the new lessee accounting model and to align it with the revenue recognition guidance. The leasing standard will be effective for calendar year-end companies beginning after December 15, 2018. Early adoption is permitted for all companies and organizations. The Property is currently evaluating the impact of ASU 2016-02 on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Property or are not expected to have a significant impact on the Property's financial position, results of operations and cash flows.

FS-16

medalist fund 1-a, llc
(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses

Years Ended December 31, 2015 and 2014

Note 3.	Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Property. As of December 31, 2015, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

2016	$1,492,679
2017	1,398,938
2018	1,441,588
2019	1,338,710
2020	1,127,641
Thereafter	2,353,597

$9,153,153

Leases generally require reimbursement of the tenant’s proportional share of real estate taxes and other operating expenses, which are excluded from the amounts above.

Note 4.	Tenant Concentrations

For the year ended December 31, 2015 and 2014, two tenants represented 50% and 48% of the Property’s rental revenues.

Note 5.	Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management has asserted that there are no material claims or suits pending against the Property.

Note 6.	Related Party

An affiliate of the Property provides property management services to the Property. Total fees incurred were $62,452 for 2015 and $64,329 for 2014. The expense is included in operating expenses on the accompanying Statements of Revenues and Certain Expenses.

Note 7.	Subsequent Events

The Property evaluated subsequent events through March 25, 2016, the date the financial statements were available to be issued and has determined that there are no items for disclosure in the accompanying financial statements.

FS-17

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

FS-18

Summary of Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the consolidated balance sheet of Medalist Diversified REIT, Inc. (the “Company”) as of December 31, 2015, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from inception (September 28, 2015) through December 31, 2015, and the notes thereto. The consolidated financial statements of the Company as of and for the period ended December 31, 2015 are included in the Company’s filing with the SEC. In addition, this unaudited pro forma information should be read in conjunction with the statement of revenues and certain operating expenses and notes thereto of Medalist Fund 1-A, LLC for the years ended December 31, 2015 and 2014, which also have been included in the Company’s filing with the SEC.

The following unaudited pro forma consolidated balance sheet as of December 31, 2015 has been prepared to give effect to the acquisition of the property owned by Medalist Fund 1-A, LLC as if the acquisition occurred on December 31, 2015. Additionally, the following unaudited pro forma consolidated balance sheet has been prepared to give effect to the Company’s receipt of initial offering proceeds as if it occurred on December 31, 2015.

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 has been prepared to give effect to the acquisition of the property owned by Medalist Fund 1-A, LLC and the effect of the Company’s receipt of initial offering proceeds as if these transactions occurred on January 1, 2015.

These unaudited pro forma consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of the property owned by Medalist Fund 1-A, LLC been consummated as of the date indicated.

FS-19

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2015

	Medalist Diversified	Pro Forma Adjustments
	REIT, Inc.	Initial	Initial Property	Pro Forma
	Historical (a)	Capital Raise (b)	Acquisition (c)	Total
Assets

Investment in real estate, net	$-	$-	$19,822,000	$19,822,000
Cash	126	6,380,000	(6,210,000)	170,126
Rents and other receivables	-	-	50,000	50,000
Property tax and insurance reserves	-	-	200,000	200,000
Lender held reserves			369,000	369,000
Escrow deposits and prepaid expenses	-	-	15,000	15,000
Deferred financing costs, net	-	-	265,000	265,000
Lease origination costs, net	-	-	74,000	74,000

Total assets	$126	$6,380,000	$14,585,000	$20,965,126

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$166,712	$-	$30,000	$196,712
Note payable	-	-	14,275,000	14,275,000

Total liabilities	166,712	-	14,305,000	14,471,712

Stockholders' equity:
Common stock	-	7,000	750	7,750
Additional paid-in capital	250	6,373,000	749,250	7,122,500
Accumulated deficit	(166,836)	-	(470,000)	(636,836)

Total stockholders' equity	(166,586)	6,380,000	280,000	6,493,414

Total liabilities and stockholder's equity	$126	$6,380,000	$14,585,000	$20,965,126

Notes to unaudited pro forma consolidated balance sheet

(a)	Historical financial information was derived from the consolidated financial statements of the Company as of December 31, 2015, included in the Company’s filing with the SEC.
(b)	Represents the initial capital raise of the Company. 700,000 common shares ($0.01 par value) were issued at $10 per share. Proceeds less syndication costs ($620,000) were used in the purchase of the property owned by Medalist Fund 1-A, LLC.
(c)	Represents the acquisition of the property owned by Medalist Fund 1-A, LLC. The purchase price of the property was $20,500,000 plus closing and acquisition costs of $470,000. The Company secured a note payable totaling $14,275,000 with deferred financing costs totaling $265,000. 75,000 common shares ($0.01 par value) were issued at $10 per share to the previous owners of the property.

FS-20

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER, 2015

	Medalist Diversified	Pro Forma Adjustments
	REIT, Inc.	Initial	Initial Property		Pro Forma
	Historical (a)	Capital Raise	Acquisition		Total

Revenues	$-	$-	$2,123,539	(b)	$2,123,539

Expenses:
Operating expenses	124	-	442,227	(c)	442,351
Organization expenses	141,712	-	-		141,712
Depreciation and amortization	-	-	1,006,033	(d)	1,006,033
Management fees	-	-	166,852	(e)	166,852
Real estate acquisition costs	-	-	470,000	(f)	470,000
Interest expense	-	-	670,925	(g)	670,925

Total operating expenses	$141,836	$-	$2,756,037		$2,897,873

Net loss	$(141,836)	$-	$(632,498)		$(774,334)

Notes to unaudited pro forma consolidated statement of operations

(a)	Historical financial information was derived from the consolidated financial statements of the Company as of December 31, 2015, included in the Company’s filing with the SEC.
(b)	Represents rental and tenant recovery revenues for the year ended December 31, 2015, based on historical operations of the previous owner.
(c)	Represents operating expenses for the year ended December 31, 2015, based on historical operations of the previous owner.
(d)	Represents depreciation and amortization expense for the year ended December 31, 2015 as if the acquisition had occurred on January 1, 2015. Depreciation expense is calculated using the straight-line method over the estimated useful life of 39 years for the building, 15 years for land improvements, and 5-7 years for furniture and fixtures. Amortization expense on deferred financing costs is recognized using the straight-line method over the remaining term of the loan (5 years).
(e)	Represents property management costs based on 4% of the rental revenues for the year ending December 31, 2015, based on management’s estimates of what would have been incurred had the asset been acquired on January 1, 2015. Represents asset management costs based on 1.5% of the invested proceeds for the year ending December 31, 2015, based on management’s estimates of what would have been incurred had the asset been acquired on January 1, 2015.
(f)	Represents acquisition and closing costs relating to the purchase of the real estate had it occurred on January 1, 2015.
(g)	Represents interest expense on the note payable of $14,275,000 as if it had been advanced on January 1, 2015. Interest is calculated at the stated annual rate of 4.70%.

FS-21

APPENDIX A

 PRIOR PERFORMANCE TABLES

The following prior performance tables, or Tables, provide information relating to the real estate investment programs previously sponsored by Medalist Diversified REIT, Inc. and its affiliates, or Prior Programs, which had investment objectives similar to ours. Generally, we consider Prior Programs that were “blind pool” offerings to have investment objectives similar to ours. Medalist Diversified REIT, Inc. and its affiliates have sponsored only two Prior Programs that are “blind pool” offerings and that were in operation as of December 31, 2015. Medalist Fund II, LLC began offering its LLC interests in May 2015. Please see “Risk Factors - Risks Related to Our Business and Investments” for additional information regarding “blind pool” offerings and certain risks related to investments therein.

This information should be read together with the summary information included in the “MANAGEMENT - Prior Performance of our Manager” section of this offering circular, which includes a description of the Prior Program included in the Tables below. These Tables provide information on the performance of private programs only.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the Prior Programs referred to in the Tables. In addition, you may not experience any return on your investment. Please see “Risk Factors—Risks Related to the Real Estate Industry and Investments in Real Estate.” If you purchase our shares, you will not acquire any ownership in any of the Prior Programs to which the Tables relate.

The following tables are included herein:

TABLE I	Experience in Raising and Investing Funds
TABLE II	Compensation to Sponsor
TABLE III	Operating Results of Prior Programs

Table IV—Results of Completed Programs has been omitted since none of the Prior Programs had completed its operations and sold all of its properties during the five years ended December 31, 2015.

Table V— Sales or Disposals of Properties has been omitted since none of the properties from programs sponsored by the registrant and its affiliates were sold or disposed of during the most recent three-year period ended December 31, 2015.

A-1

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I provides a summary of the experience of Medalist Diversified REIT, Inc. and its affiliates as a sponsor in raising and investing funds in Medalist Fund I, LLC, which is the only program sponsored by the registrant or an affiliate that has closed within the most recent three-year period, ended December 31, 2015.

Information is provided as to the timing and length of the offering and information pertaining to the time period over which the proceeds have been invested. Amounts are in thousands, unless otherwise noted.

Medalist Fund I, LLC

Dollar amount offered	$20,000
Dollar amount raised	$11,399
Less offering expenses:
Selling commissions and discounts retained by affiliates	$288
Organizational expenses	$8
Selling commissions paid to non-affiliates	$263
Reserves	$0
Percent available for investment	n/a
Acquisition costs:
Prepaid items and fees related to purchase of property	$-
Cash down payment	$7,974
Acquisition fees	$840
Additional working capital advances	$885
Total acquisition cost	$9,699
Percent leverage (mortgage financing divided by total acquisition cost)	0%
Date offering began	September 17, 2012
Length of offering (in months)	28
Months to invest 90% of amount available for investment	27
(measured from beginning of offering)

A-2

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the aggregate amount and type of compensation paid to our Manager and its affiliates during the most recent three-year period ended December 31, 2015, in connection with all programs sponsored by the registrant and its affiliates from which compensation has been paid during such three-year period.

The information set forth below includes amounts related to all offerings of such programs, including Medalist Fund I, LLC, which is the only program sponsored by the registrant or an affiliate that has closed during such three-year period, and is the only program sponsored by the registrant and its affiliates with investment objectives similar to those of the registrant. Amounts in thousands, unless otherwise noted.

	Medalist Fund I, LLC		Medalist Fund II, LLC
Date offering commenced		9/17/2012		4/13/2015
Dollar amount raised(1)		$11,399		$4,644
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$		$
Acquisition fees:
Real estate commissions		$-		$-
Advisory fees		$1,076		$354
Dollar amount of cash generated from operations before deducting payments to sponsor (2)		$(8,571)		$(2,186)
Amount paid to sponsor from operations:
Property management fees		$-		$-
Development, acquisition, and disposition fees		$75		$-
Partnership and asset management fees		$133		$11
Reimbursements		$-		$-
Leasing commissions		$-		$-
Dollar amount of cash generated from property sales and refinancing before deducting payments to sponsor:
Cash	$		$
Notes		$-		$-
Amount paid to sponsor from property Sales and refinancing:
Real estate commissions	$		$
Incentive fees or distributions

(1)	"Dollar amount raised" represents total amount of equity raised over the life of the program.
(2)	Cash flows used in operating activities include cash used in the purchase of investments

A-3

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

Table III summarizes the operating results of the prior programs of the registrant and its affiliates that have had offerings close during the most recent five-year period ended December 31, 2014. Medalist Fund I, LLC is the only such program.

For this program, this table reflects the income or loss of the program (based on U.S. generally accepted accounting principles (“GAAP”)); the cash generated from operations, sales and refinancings; and information regarding cash distributions. Medalist Fund I, LLC is the only program sponsored by the registrant and its affiliates with investment objectives similar to those of the registrant. All figures are as of December 31, of the year indicated, except as otherwise noted. Amounts are in thousands, unless otherwise noted.

Medalist Fund I, LLC

	2015	2014	2013
Selected Operating Results(1)
Revenues	934	629	4
Operating expenses	198	96	23
Interest expense	-	23	-
Operating Income (Loss)	735	510	(19)
Net (Loss) income attributable to common stockholders — GAAP basis	2,647	1,406	(19)
Summary Statement of Cash Flows(1)
Cash flows (used in) provided by operating activities (2)	(4)	(4,172)	(4,396)
Cash flows (used in) provided by investing activities	-	-	-
Cash flows (used in) provided by financing activities	(1,071)	5,676	4,383
Amount and Source of Distributions
Amount of Distributions paid to investors(3)	996	614	-
Source of distributions:
Cash flows provided by operating activities	996	614	-
Proceeds from sales of properties	-	-	-
Total	996	614	-
Source of distributions (per $1000 invested):
From operations	100%	100%	100%
From sales of properties	0%	0%	0%
Summary Balance Sheet
Total Assets (before depreciation/amortization)	13,249	11,953	4,593
Total Assets (after depreciation/amortization)	13,249	11,953	4,593
Total Liabilities	582	641	160
Estimated value per share(4)

(1)	Amounts include discontinued operations.
(2)	Cash flows used in operating activities include cash used in the purchase of investments
(3)	All distributions were paid in cash.
(4)	The value has been provided if it was disclosed to program investors.

A-4

PART III – EXHIBITS

EXHIBIT INDEX

The following exhibits are filed as part of this offering circular on Form 1-A:

Exhibit Number	Description

1.1*	Form of Dealer Manager Agreement by and between Medalist Diversified REIT, Inc. and Moloney Securities Co., Inc.
1.2*	Form of Underwriter Warrant
2.1**	Articles of Incorporation of Medalist Diversified REIT, Inc.
2.2	Bylaws of Medalist Diversified REIT, Inc.
4.1*	Form of Subscription Agreement
6.1	Form of Agreement of Limited Partnership of Medalist Diversified Holdings, L.P.
6.2	Form of Management Agreement by and among Medalist Diversified REIT, Inc., Medalist Diversified Holdings, L.P.
8.1*	Escrow Agreement by and among _________, Medalist Diversified REIT, Inc., and Moloney Securities Co., Inc.
10.1	Powers of Attorney (included on the signature page to this offering circular)
11.1	Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
11.2*	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 12.1)
11.3*	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 12.2)
12.1*	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to legality of the securities being registered
12.2*	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to certain federal income tax considerations

*To be filed by amendment

**Previously Filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on April 14, 2016.

MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Thomas E. Messier
Thomas E. Messier
Co-President and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Medalist Diversified REIT, Inc. (the “Company”) hereby severally constitute and appoint Thomas E. Messier and William R. Elliott, with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Thomas E. Messier and William R. Elliott may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the Regulation A offering circular on Form 1-A of the Company, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the Regulation A offering circular and any and all amendments thereto; and we hereby ratify and confirm all that said Thomas E. Messier and William R. Elliott shall lawfully do or cause to be done by virtue thereof.

This offering circular has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas E. Messier	Co-President and Director	April 14, 2016
Thomas E. Messier	(principal executive officer, principal accounting officer and principal financial officer)

/s/ William R. Elliott	Co-President and Director	April 14, 2016
William R. Elliott